Exhibit 10.1

Dated 20 April 2005

(1) SHISHEIDO ANSTALT

(2) GETTY IMAGES (UK) LIMITED

SHARE SALE AGREEMENT

Relating To

DIGITAL VISION LIMITED

CONTENTS

Clause of Agreement

1	Interpretation

2	Sale of Shares

3	Consideration

4	Completion

5	Warranties

6	Protection of Goodwill

7	Confidentiality

8	Announcements

9	Costs

10	Post-Completion Arrangements

11	Capacity

12	Applicable law and jurisdiction

13	General

14	Notices

Schedule

1	The Company

2	Completion obligations

3	Warranties

4	Limitation on Claims

5	Properties

6	Deed of Covenant

7	Tax Deed

8	Form of Guarantee

Documents in the approved terms

1	Power of attorney

2	Letters of resignation

3	Board resolutions

Annexures

1	Accounts

2	Management Accounts

THIS AGREEMENT is made on 20 April 2005

BETWEEN:

(1)	SHISHEIDO ANSTALT, a Liechtenstein Anstalt, duly registered under number H.879/74 and whose registered office is at Städtle 28, 9490 Vaduz, Liechtenstein (the “Seller”);

(2)	GETTY IMAGES (UK) LIMITED, a company incorporated in England and Wales with registered number 3728660 whose registered office is at 101 Bayham Street, London NW1 0AG (the “Buyer”).

INTRODUCTION

The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Subject to the additional definitions in Schedule 3, the following words and expressions where used in this Agreement have the meanings given to them below:

401(k) Plan	the 401(k) pension plan of DigitalVisionOnline.com LLC;

Accounts	the audited balance sheet as at the Accounts Date and the audited profit and loss account for the accounting reference period ending on the Accounts Date of the Company and of each of the Subsidiaries (including, in the case of the Company, the audited consolidated balance sheet as at that date and the audited profit and loss account for that year) including the notes, reports, statements and other documents which are or which would be required to be annexed to such Accounts and sent or made available to the shareholders together with all other related accounting records, true copies of which comprise Annexure 1;

Accounts Date	31 December 2004

Act	the Companies Act 1985;

Accounting Standards	statements of accounting practice (including financial reporting standards) issued pursuant to section 256 of the Act by ASB;

Affiliate	in relation to a body corporate, any holding company (within the meaning of section 736 of the Act) or subsidiary undertaking (within the meaning of section 258 of the Act) or such body corporate or any subsidiary undertaking of a holding company of such body corporate;

ASB	Accounting Standards Board Limited (number 2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256 of the Act;

Bank Guarantee	the guarantee to be delivered at Completion in the form set out as Schedule 8;

Business	collectively the businesses carried on by the Target Group as at, or in the 12 months preceding, the date of this Agreement;

Business Day	any day (other than a Saturday or Sunday) on which clearing banks are open for general business in London;

Buyer Group	the Buyer, any holding company of the Buyer and any subsidiary undertaking of the Buyer or such holding company (including, for the avoidance of doubt, the Company and the Subsidiaries) from time to time and references to “Buyer Group Company” and to “any member of the Buyer Group” shall be construed accordingly;

Buyer’s Accountants	PricewaterhouseCoopers;

Buyer’s Solicitors	Field Fisher Waterhouse of 35 Vine Street, London EC3N 2AA (ref AMB/CXP);

Claim	any claim by the Buyer under this Agreement (save any claim under Clauses 4.6 or 8 or Schedule 6), or the Tax Deed;

Company	Digital Vision Limited, details of which are set out in Part I of Schedule 1;

Completion	completion of the sale and purchase of the Shares by the performance by the parties of their respective obligations pursuant to this Agreement;

Completion Accounts	the audited consolidated balance sheet of the Company and its Subsidiaries at the date of Completion and the audited profit and loss accounts of the Company and its Subsidiaries in respect of the period from the Accounts Date to Completion. The US Subsidiaries shall be treated as Subsidiaries for the purposes of this definition;

Completion Date	the date on which Completion occurs;

Confidential Information	all information (whether oral or recorded in any medium) relating to the Target Group’s Business, customers, photographers, distributors, financial or other affairs (including future plans of the Target Group) which is treated by the Company as confidential (or is marked, or is by its nature, confidential) or which is otherwise of a commercially confidential or sensitive nature and details of which are not in the public domain including but not limited to:

	(a)	the Intellectual Property of each member of the Target Group;

	(b)	the marketing of goods or services, without limitation, client/customer and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the customers of or other persons having dealings with any member of the Target Group; and

	(c)	the terms of the Transaction Documents;

Connected Person	(a)	a person connected with the Seller or the Directors (or any person who was a director at any time since 1 January 2004 of any member in the Target Group), within the meaning of section 839 ICTA 1988 (including the meaning of control defined in section 840 ICTA 1988 and for the avoidance of doubt such meaning shall be without regard to wheresoever a person may be situate, resident, domiciled or incorporated) and shall include Shisheido Anstalt; and

(b) Mark Austin of Chalet Gentiane, Avenue Centrale, Chesieres, 18805 Switzerland;

Consideration	the consideration for the sale and purchase of the Shares;

Consultancy Agreements	the consultancy agreements in the approved terms to be entered into between the Company and each of Michael Watson and Andrew Anderson;

Deed of Covenant	the deed of covenant in the terms set out in Schedule 6 to be entered into at Completion;

DHL	Digital Holding & Licensing S.A., a company incorporated in Switzerland;

Directors	the directors of the Company as identified in Part I of Schedule 1;

Disclosed Matters	any fact, matter, event or circumstance which is fairly disclosed in the Disclosure Documents and “Disclosed” shall be construed accordingly;

Disclosure Documents	the Disclosure Letter and the bundles of attached documents collated by or on behalf of the Seller and signed by way of identification by or on behalf of the Seller and the Buyer;

Disclosure Letter	the letter dated today from the Seller to the Buyer containing disclosures against the Warranties;

Employee	a director or employee of the Company or any of its Subsidiaries;

Encumbrance	any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security; or any right to acquire, option, right of first refusal or right of pre-emption; or any agreement or arrangement to create any of the same;

Environmental Claim	any litigation, claim, proceedings, notice of variation, demand, action, official warning, abatement, enforcement, prohibition notice or other notice or order relating to any Environmental Matter;

Environmental Consents	all consents, licences, authorisations, permits, approvals, registrations and notifications required under Environmental Laws in connection with the use, occupation or enjoyment of the Properties;

Environmental Laws	all applicable laws concerning Environmental Matters including statutes;

Environmental Matters	all matters related to pollution, contamination, human health and/or the environment, including but not limited to those matters relating to waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal of chemicals, wastes, radioactive substances or any other polluting, dangerous, hazardous or toxic substances or materials or forms of energy;

Event	as defined in the Tax Deed;

Group Relief	as defined in the Tax Deed;

Guarantor	LGT Bank (Schweiz) Limited, a company incorporated in Switzerland;

Hardware	all hardware (including firmware, embedded programs or routines, operating systems and other software programs delivered with hardware) including plant and infrastructure, information and communications technology infrastructure, desktop hardware, servers, network components printers and scanners, mobile computing devices (including laptops and PDAs) used or owned by any member of the Target Group as at the date of this Agreement;

ICTA 1988	the Income and Corporation Taxes Act 1988;

Information Technology Systems	the Hardware and Software;

Intellectual Property	patents, rights to inventions, trade marks, service marks, trade names, business names, domain names, design rights, copyright, rights in databases, topography rights, design rights, rights in confidential information (including know-how and trade secrets), rights in trade dress or get up, rights in goodwill or to sue for passing off, moral rights and any other intellectual property rights, in each case whether registered or unregistered and including all applications for the grant or renewals or extensions of any such rights, and all rights having equivalent or similar effect anywhere in the world;

IPR Agreements	agreements pursuant to which any member of the Target Group grants rights to use Intellectual Property or pursuant to which any member of the Target Group is granted rights to use Intellectual Property, in either case, which relate to the Business;

IP Sale Agreement	the agreement dated 20 April 2005 between DHL and Getty Images (Cayman) Ltd for the sale of the IPR;

IPR	the Intellectual Property owned or licensed by DHL and transferred to Getty Images (Cayman) Ltd pursuant to the IP Sale Agreement;

Licensed IPR	Intellectual Property owned by third parties and which any member of the Target Group is permitted to use in relation to the Business;

Management Accounts	the unaudited consolidated profit and loss account and balance sheet of the Target Group in relation to the period from the Accounts Date to 31 March 2005 in the approved terms, a true copy of which comprises Annexure 2;

Material	material in the context of the revenues or assets, as appropriate, of the Target Group as a whole;

Net Current Asset Value	the value of the “Current assets” of the Target Group less “Creditors: amounts falling due within one year” as shown in the balance sheet forming part of the Completion Accounts;

Profits	as defined in Tax Deed;

Properties	the leasehold properties, details of which are set out in Schedule 5;

Registered urls	all domain names owned or used by the Company and listed in Disclosure Letter;

Registered TMs	the registered trade marks listed in the Disclosure Letter;

Seller’s Accountants	BDO Stoy Hayward of 8 Baker Street, London W1U 3LL;

Seller’s Solicitors	Travers Smith of 10 Snow Hill, London EC1A 2AL (ref: AXW/CSB);

Severance Agreements	the severance agreements in the approved terms to be entered into between the Company and each of Michael Watson and Andrew Anderson;

Shares	the 50,000 ordinary shares of £1.00 each in the capital of the Company;

Software	any computer program or programming (including object code and, where available, source code) including any software tools or object libraries embedded in that software and all materials relating to that software and/or its design, development, operation, support or maintenance and, in the case of third party supplied software, including any materials made available by the third party to the Target Group under or in relation to the licence for that third party software used or owned by any member of the Target Group in relation to the Business as at, or in the 12 months preceding, the date of this Agreement;

SSAP	a statement of standard accounting practice or financial reporting standard in force at the date hereof as issued by the Institute of Chartered Accountants in England and Wales and adopted by ASB as an Accounting Standard;

Subsidiaries	the companies the details of which are set out in Part II of Schedule 1;

Target Group	the Company and the Subsidiaries and reference to “Target Group Company” and to “any member of the Target Group” shall be construed accordingly;

Taxation or Tax	as defined in the Tax Deed;

Taxation Authority	any taxation or other authority (whether within or outside the United Kingdom) competent to impose or which otherwise seeks to determine liability for, and/or administers or collects Taxation and shall include without limitation:

(a) any person holding any power of sale over any property for the purpose of raising the amount of such Tax;

(b) in the case of an obligation to repay (in whole or in part) any payment received for Group Relief any person to whom such repayment is required to be made; and

(c) in the case of any statutory indemnity or right to recovery any person having the benefit of the indemnity or right to recovery;

Tax Deed	the tax deed in the form set out in Schedule 7 to be entered into at Completion;

Tax Indemnities	the covenants and indemnities given by the Seller in the Tax Deed;

Tax Warranties	the Warranties set out in Schedule 3, in so far as they relate to Tax;

Transaction Documents	the IP Sale Agreement, this Agreement and all of the agreements entered into pursuant to the terms of this Agreement or of any such other agreement (including, without limitation, the Severance Agreements, the Consultancy Agreements; the Tax Deed, the US Sale Agreement and the Bank Guarantee);

Title Warranties	the Warranties set out in paragraphs 1.2, 1.3. 1.4 and 1.8 of Part I of Schedule 3;

Trade Union	as defined in section 1 of the Trade Union and Labour Relations (Consolidation) Act 1992;

US Sale Agreement	the agreement in the approved terms to be entered into between Digital Vision (US) Limited and Getty Images (US), Inc. for the sale of US Subsidiaries;

US Subsidiaries	Digital Vision Online.com LLC and Digital Vision, Inc.;

VAT	value added tax as provided for in VATA or any other sales tax of a similar fiscal nature or any sales or turnover tax in any relevant jurisdiction;

VATA	Value Added Tax Act 1994;

Warranties	the representations and warranties set out in Schedule 3.

1.2	Unless the context requires otherwise, references in this Agreement to:

1.2.1	any of the masculine, feminine and neuter genders shall (where appropriate) include other genders;

1.2.2	the singular shall (where appropriate) include the plural and vice versa;

1.2.3	a person shall (where appropriate) include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

1.2.4	any statute or statutory provision or EU Directive shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, extended, consolidated, replaced or re-enacted from time to time and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or EU Directive except to the extent that any amendment or modification made after today’s date would increase any liability or impose any additional obligation under this Agreement; and

1.2.5	any English legal term for any action, right, obligation, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term.

1.3	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.4	Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

1.5	A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each party.

1.6	A document expressed to be an “Annexure” means a document a copy of which has been identified as such and initialled by or on behalf of each party.

1.7	Any reference in the Warranties to

1.7.1	a “legally binding agreement” means any agreement, arrangement, understanding, obligation, commitment, benefit or liability, as the case may be, which is or is intended to be legally binding on the parties thereto; and

1.7.2	“supplier” shall unless the context requires otherwise include but shall not be limited to photographers in any instance; and

1.7.3	“images” shall include both still and moving images in whatever format.

2.	SALE OF SHARES

2.1	Subject to the terms of this Agreement, the Seller shall sell (or procure to be sold) the Shares with full title guarantee and the Buyer shall buy the Shares free from any Encumbrances and together with all benefits and rights now and hereafter attaching to the Shares at the Completion Date including the right to receive all dividends, distributions and any return of capital declared but not paid on or before the Completion Date or declared and paid on or after the Completion Date.

2.2	The Seller hereby waives any pre-emption rights which it may have in relation to the Shares under the Articles of Association of the Company or otherwise.

2.3	The Buyer shall not be obliged to complete the purchase of the Shares unless the sale of all of the Shares is completed simultaneously.

3.	CONSIDERATION

3.1	The Consideration shall be US$154,775,000.

3.2	Any payment made by the Seller in respect of a breach of the Warranties or Tax Deed or any other payment made pursuant to this Agreement or the Tax Deed shall be and shall be deemed to be pro tanto an adjustment to the price paid for the Shares under this Agreement.

3.3	Any and all payments referred to in clause 3.2 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any nature except where such deduction or withholding is required by law.

3.4	If any deductions or withholdings are required by law to be made from any payment under this Agreement, the payor shall pay to the payee such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.5	Except as dealt with under clause 8 of the Tax Deed, if and when the payee receives and uses the benefit of a credit for or refund of Taxation by reason of the deduction or withholding, it shall, provided it determines in good faith it can do so without prejudice to the retention of that credit or refund, reimburse the payor with such amount up to the value of the deduction or withholding as shall leave the payor in no better or worse position than it would have been in had no deduction or withholding been required. To the extent that any amount is reimbursed under this clause 3.5, the provisions of clause 8 of the Tax Deed shall not apply in respect of that amount.

4.	COMPLETION ACCOUNTS

4.1	The Buyer and Seller shall jointly procure as soon as practicable and in any event within 60 calendar days of the Completion Date that a draft of the Completion Accounts are prepared on the basis of the accounting principles and practices consistently applied during the two previous accounting periods and submitted to the Seller’s Accountants for their consideration. The Completion Accounts shall be prepared by the Buyer’s Accountants in active consultation with Andrew Anderson and Michael Watson (who shall have adequate continued access to records and personnel for such purposes only), without cost to the Seller. No change shall be made to the draft which would make the Completion Accounts inconsistent (as to principles and practices) with the Accounts, unless the Buyer and Seller agree in writing. No provision, reserve, or write-off or similar adjustment shall be made or included to the extent that it is necessitated by any act of the Buyer following Completion.

4.2	Notwithstanding the terms of Clause 4.1:

(a)	the Completion Accounts will show as forming part of the “Creditors: amounts falling due within one year”, regardless of how that term would otherwise be construed, specific provisions for all Tax and sums relating to tax arising as a result of an Event, or the Profits earned, accrued or received, in the period between the Accounts Date and Completion, in the ordinary course of business of the Company as carried on at Completion. (For the avoidance of doubt, it is agreed between the parties that for the purposes of Clause 4.2, the provisions for Tax in the Accounts are considered to be “specific”);

(b)	the Completion Accounts will not contain any provision, reserve or allowance in respect of any Tax or sums relating to Tax for any Event or the Profits earned accrued or received:

(i)	in the period between the Accounts Date and Completion; or

(ii)	at any time before Completion, (save to the extent specifically made in the Accounts);

outside the ordinary course of business of the Company as carried on in the twelve month period preceding Completion;

(c)	the Completion Accounts will show specific provision, reserve or allowance for or in respect of any Tax or sums relating to Tax equal in total to the provisions in the Accounts except to the extent that it is adjusted by taking into account in the period between the Accounts Date and Completion the payment of any Tax provided for in the Accounts and the Tax which has arisen in the ordinary course of business of the Company in that period;

(d)	no provision for deferred tax will be made in the Completion Accounts, except to the extent that it is otherwise dealt with in accordance with sub-clause 4.2 (a) and/or (c);

(e)	any reference in this clause 4.2 to something inside or outside the ordinary course of business of the Company shall be construed in accordance with clause 1.2.13 of the Tax Deed;

(f)	no sum received by Digital Vision (US) Limited on or before Completion in respect of the sale of any of its subsidiary companies will be included as part of the “Current Assets” in the Completion Accounts;

(g)	the Completion Accounts shall be prepared on the basis that the sale of the US Subsidiaries had neither been contemplated nor completed before Completion.

4.3	The Seller and the Buyer shall respectively disclose all information necessary to prepare the draft Completion Accounts and the Seller’s Accountants shall be given access to the Buyer’s Accountants’ working papers in relation to the Completion Accounts.

4.4	The Seller and the Buyer shall use their respective reasonable endeavours to agree the draft Completion Accounts as soon as reasonably practicable. Failing agreement within 30 calendar days of the receipt by the Seller’s Accountants of the draft Completion Accounts, any dispute or difference relating thereto shall be referred for final determination to an independent accountant nominated jointly by the Seller and the Buyer or, failing such nomination, at the request of either party, by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Independent Accountant”). The Independent Accountant shall be instructed to render his decision within 30 calendar days of his nomination or appointment and shall act as an expert and not as an arbitrator and (in the absence of manifest error) his decision (which shall be communicated in writing to the Seller and the Buyer) shall be final and binding on the Seller and the Buyer. The fees and costs of the Independent Accountant shall be borne and paid as to 50% by the Seller and as to 50% by the Buyer unless the Independent Accountant shall direct otherwise, in which case they shall be borne as he directs.

4.5	The Seller and the Buyer shall procure that the draft Completion Accounts as so agreed or determined shall be audited and certified by the Buyer’s Accountants.

4.6	If the Net Current Asset Value is less than the value of the net current assets as shown in the balance sheet forming part of the Accounts, the Consideration shall be reduced by the amount of the shortfall, which shall be paid by the Seller to the Buyer in cash (by telegraphic transfer to the Buyer’s Solicitors) within seven calendar days after delivery of the Completion Accounts and failing payment in full within seven days the balance outstanding from time to time shall bear interest from the Completion Date until actual payment in accordance with Clause 15.10.

4.7	For the avoidance of doubt, if the Net Current Asset Value is more than the value of the net current assets as shown in the balance sheet forming part of the Accounts, there shall be no adjustment to the Consideration.

5.	COMPLETION

5.1	Completion shall take place at the offices of the Seller’s Solicitors immediately after execution of this Agreement provided always that this Agreement shall only be executed immediately following completion of the US Sale Agreement and the IP Sale Agreement.

5.2	On Completion the Seller and the Buyer shall each perform its respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 2.

5.3	If the provisions of Schedule 2 are not complied with in any respect on the date of Completion, the Buyer shall not be obliged to complete this Agreement and may:

5.3.1	defer Completion to a date not more than 30 calendar days after the date of Completion (and so that the provisions of this Clause 5.3 shall apply to Completion as so deferred);

5.3.2	proceed to Completion so far as practicable and without prejudice to its rights under this Agreement;

5.3.3	rescind this Agreement without prejudice to its rights and remedies under this Agreement; or

5.3.4	waive all or any of the requirements contained in Schedule 2 at its discretion.

6.	WARRANTIES

6.1	The Seller, upon the execution of this Agreement, represents and warrants to the Buyer that each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

6.2	Each Warranty is given subject to the Disclosed Matters.

6.3	The Warranties shall continue in full force and effect notwithstanding Completion.

6.4	Each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement.

6.5	Where any statement in the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression such Warranty shall be deemed to have been given by the Seller to the best of its knowledge after making all reasonable enquiries. A matter shall be treated as within the knowledge, belief or awareness of the Seller if it is within the knowledge, belief or awareness of any of the Directors (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date), Michael Anthony Watson, Andrew Anderson, James Oughton, Tim Lund, Craig Sanderson, or Mark Austin.

6.6	The Buyer shall not be entitled to rescind this transaction following Completion. All claims in respect of any representation must be brought as Claims under the Warranties and not otherwise and, if proved, shall be assessed on the basis of breach of contract and not otherwise. For the avoidance of doubt, nothing in this Clause 6 shall limit the ability of the Buyer to bring any claim under the Tax Deed.

6.7	The Warranties shall apply to the US Subsidiaries as if the sale of the US Subsidiaries had neither been contemplated nor completed prior to Completion. To the extent that any claim for breach of the Warranties relates to the US Subsidiaries, the Seller covenants to pay to the Buyer a sum equal to the damages which would have been recoverable by Getty Images, Inc. from Digital Vision (US) Limited had the Warranty in question been contained in the US Sale Agreement. Any such claim shall in all other respects be treated in the same way as any other Claim.

6.8	To the extent that any sum is payable by the Seller under the Tax Deed in respect of any of the US Subsidiaries, the proceedings related to the recovery of the sum shall, where necessary and subject to the provisions of the Tax Deed, be undertaken by the Buyer who shall hold any net payment received, less its reasonable costs and expenses (including professional costs), as trustee for and to the order of Getty Images, Inc, a company incorporated in State of Delaware, U.S.A. whose principal place of business is 601 N.34th Street, Seattle, Washington, U.S.A.

6.9	Where any of the Warranties relates to the IP Sale Agreement, or any other matter relating to the Company’s licensor of the IPR (including without limitation any of the assets owned or licensed by the Company’s licensor), the Buyer shall be entitled to damages in respect of a breach of any such Warranty calculated on the basis that it has suffered the same loss as Getty Images (Cayman) Ltd would have suffered had that Warranty been given to it, provided that the Buyer then procures that Getty Images (Cayman) Ltd shall have no claim on DHL under the IP Sale Agreement to the extent that it would cover the same matter. Any such claim shall in all other respects be treated in the same way as any other Claim.

7.	LIMITATION OF LIABILITY

7.1	The liability of the Seller

7.1.1	in respect of any claim under this Agreement (including the Warranties but excluding claims under Clauses 4.6 and 8, Schedule 6 and under the Tax Deed) shall be limited as provided in Schedule 4; and

7.1.2	in respect of any claim under the Tax Deed shall be limited as provided in the Tax Deed;

but so that in respect of Claims under the Title Warranties the limitations on liability of the Seller under this Clause, paragraphs 1 to 4, 6 to 10, 12 to 14 and 16 to 17 of Schedule 4 and the Tax Deed shall not apply and the total amount of the Seller’s liability (when aggregated with the amount of all other Claims) shall not exceed the amount of the Consideration.

7.2	Notwithstanding any other provision of this Agreement, the provisions of this Clause 7, Schedule 4 and the limitations in the Tax Deed shall not apply to any claim made against the Seller which arises as a result of any fraud, dishonesty or conscious concealment or conscious omission to disclose by or on behalf of the Seller, the Directors (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date), Michael Anthony Watson, Andrew Anderson, James Oughton, Tim Lund, Craig Sanderson or Mark Austin. To the extent that any such matter delays a claim the time limits in Schedule 4 shall be extended by an equivalent amount where the Buyer would otherwise suffer prejudice.

7.3	The Seller shall not have any liability in respect of the 401(k) Plan or the sale of the US Subsidiaries under this Agreement to the extent that such liability arises or is increased as a result of:

7.3.1	the termination of the 401(k) Plan by adoption of the resolutions to that intent adopted by the board of managers of DigitalVisionOnline.com LLC on 18 April 2005; or

7.3.2	the entering into or the completion of the US Sale Agreement.

8.	PROTECTION OF GOODWILL

8.1	The Seller undertakes to the Buyer that neither it nor any of its Affiliates (other than the Target Group) will, directly or indirectly:

8.1.1	at any time prior to, or during the period of 36 calendar months from, the Completion Date solicit or entice away, or endeavour to solicit or entice away from any Target Group Company or offer employment to or offer to conclude a contract of services with any person who was at the Completion Date, or who at any time during the period of 12 calendar months prior to the Completion Date had been, an Employee of the relevant Target Group Company (and with whom it had dealings (other than in a de minimis way) during his employment) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to any Employee employed by any Target Group Company in a non-managerial or purely administrative role;

8.1.2	at any time during the period of 36 calendar months from the Completion Date:

8.1.2.1	carry on, engage in or be employed in; or

8.1.2.2	be concerned or interested in; or

8.1.2.3	in any way assist in any business involved in;

the licensing of stock photography, moving and still images as well as music and fonts in competition with any of the Businesses of any Target Group Company with which it was associated at any time during the period of 12 calendar months prior to the Completion Date;

8.1.3	at any time during the period of 36 calendar months from the Completion Date, solicit, or approach or cause to be solicited or approached the custom of or deal with any person who is a customer or client of any Target Group Company and with whom it had any dealings (other than in a de minimis way) at any time during the period of 12 months prior to the Completion Date so as to compete with the Business of the Target Group Company as carried on at Completion.

8.1.4	at any time during the period of 36 calendar months from the Completion Date, interfere or seek to interfere or take such steps as may interfere with supplies to any member of the Target Group from any suppliers who shall have been supplying goods or services to any such member of the Target Group for use in connection with the Business at any time during the period of 12 months prior to the Completion Date;

8.1.5	at any time during the period of 36 calendar months from the Completion Date, be engaged, concerned or interested, in any business which has, at any time during the 12 months preceding the Completion Date, supplied any goods and/or services to or has been a client or customer of a member of the Target Group if such engagement, concern or interest causes or would or is likely to cause the supplier to cease or materially to reduce its supplies to such member of the Target Group or the client or customer to cease or materially to reduce its orders or contracts with such member of the Target Group;

8.1.6	at any time after the Completion Date use as a trade or business name or mark or domain name or carry on a business under a title containing the words “Digital Vision”, “DV” or any other words which resemble or are deliberately calculated to resemble the same; or

8.1.7	assist any other person to do any of the above.

Each undertaking contained in this Clause 8.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

8.2	Nothing contained in clause 8.1 shall prevent the Seller from being the holder or beneficial owner of any units of any authorised unit trust and from being the holder or beneficial owner of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised investment exchange (within the meaning of Part XVIII of the Financial Services and Markets Act 2000) provided that it neither holds nor is beneficially interested in more than a total of 3% of any single class of the securities in that company.

8.3	Whilst the undertakings in Clause 8.1 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement it is hereby agreed and declared that the Buyer may by notice in writing at any time to the Seller reduce in whole or in part the extent of the restrictions in the said covenants in such manner and to such extent as the Buyer in its absolute discretion determines and thereupon the Seller agrees to be bound by such covenant in the form reduced and the validity of any other covenant and provisions contained in this Agreement shall not be affected.

9.	CONFIDENTIALITY

The Seller shall in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s or entity’s benefit or to the detriment of any member of the Target Group any Confidential Information, provided that:

9.1	such obligation shall not apply to information which enters the public domain (other than through a breach by the Seller, the Directors (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date), or any Connected Person of this Clause);

9.2	the Seller shall be entitled at all times to disclose such information as may be required by law or by any competent judicial, tax or regulatory authority or by any recognised investment exchange provided that the Seller provides the Buyer with reasonable written notice of the nature of such disclosure prior to such disclosure; and

9.3	the Seller may disclose Confidential Information to its agents and advisers in order for them to advise it in respect of matters relevant to the Seller which arise in connection with the Transaction Documents or in relation to any regulatory or tax filing necessary in connection with the present transaction subject to any conditions the Buyer may reasonably require.

10.	ANNOUNCEMENTS

10.1	No party shall (without the consent of the other parties) issue any press release or publish any document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement, before or after Completion, relating to any of the matters provided for or referred to in this Agreement or any ancillary matter, unless required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

10.2	Nothing in clause 10.1 shall restrict:

10.2.1	the Buyer or any member of the Buyer Group from informing customers or suppliers of the acquisition of the Company by the Buyer after Completion; or

10.2.2	any party from making any disclosure to any of its officers, employees, agents or advisers who are required to receive such disclosure to carry out their duties.

11.	COSTS

Each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement.

12.	POST-COMPLETION ARRANGEMENTS

Records

12.1	The Buyer undertakes to the Seller that it shall, and shall procure that each member of the Buyer Group shall, preserve for a period of at least seven years from Completion all books, records and documents of the Company delivered or made available to Buyer at Completion which the Buyer reasonably believes should be retained. The Buyer shall permit and allow, and shall procure that members of the Buyer Group shall permit and allow, upon reasonable notice and during normal business hours, the Seller (or the Employees, agents and professional advisers of the Seller) access to such books, records and documents and the right to inspect the same as may be reasonably necessary in order to pursue any matters relevant to the Seller which arise in connection with the Transaction Documents or in relation to any regulatory or tax filing necessary in connection with the transaction subject to any conditions the Buyer may reasonably require.

13.	CAPACITY

Each party represents to each other party that it has full power and authority to enter into and perform this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

13.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

13.2	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

14.	APPLICABLE LAW AND JURISDICTION

14.1	This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.

14.2	The parties irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

15.	GENERAL

Entire agreement

15.1	This Agreement (together with any documents referred to herein or entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

15.2	Each of the parties acknowledges and agrees that:

15.2.1	it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement or the Disclosure Letter and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

15.2.2	this clause 16.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement (including for the avoidance of doubt, the Warranties) which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

15.3	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

Variations and waivers

15.4	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the parties and expressed to be such a variation.

15.5	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Assignment

15.6	Subject to clause 15.7, none of the parties shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior written consent of the other party.

15.7	All or any of the Buyer’s rights under this Agreement (including, without limitation, in respect of the Warranties) or any of the documents referred to herein may be assigned by the Buyer to:

15.7.1	any other member of the Buyer Group (or by any such member to any other member of the Buyer Group) provided that if such assignee company leaves the Buyer Group such rights are assigned to another member of the Buyer Group; and/or

15.7.2	any person by way of security for borrowings of the Buyer Group or by any liquidator, administrator or receiver of the Buyer or by any other person entitled to enforce such security.

Effect of Completion

15.8	The provisions of this Agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

Counterparts

15.9	This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

Default interest

15.10	If any amount required to be paid by a party under this Agreement is not paid when it is due, such amount shall bear interest at the rate of three per cent (3%) per annum over the base lending rate of the Bank of Scotland plc from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

Several liabilities

15.11	Obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally.

Further assurance

15.12	The Seller undertakes to the Buyer promptly to execute all such documents and do all such acts and things at its own cost and expense as may from time to time be necessary before and after the Completion Date in order to perfect the right, title and interest of the Buyer to and in the Shares other than paying any amounts of or in respect of stamp duty due in respect of the transfer of the Shares pursuant to this Agreement.

16.	NOTICES

Address for service

16.1	Any notice, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any Notice shall be sent or delivered to the party to be served at the address set out:

16.1.1	in the case of the Seller, at the front of this Agreement (marked: “for the attention of Peter Cott and Beat E. Freiburghaus”);

16.1.2	in the case of the Buyer, at the front of this Agreement (marked: “for the attention of the Legal Counsel”),

Method of service

16.2	Service of a Notice must be effected by one of the following methods:

16.2.1	in person on an individual or, in the case of any corporate entity, in person on a director or the secretary and shall be treated as served at the time of such service;

16.2.2	by prepaid first class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the Notice was correctly addressed, postage paid and posted; or

16.2.3	by delivery of the Notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery.

Change of details

16.3	A party may notify any other party of a change to the details in clause 16.1 provided that such notification shall only become effective on the date falling five Business Days after service of such Notice (or, if later, on the date specified in such notice).

Agent for service

16.5	The Seller irrevocably authorises and appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 16 shall be deemed to be effective service on the Seller.

THIS AGREEMENT has been duly executed and delivered as a deed on the date stated above.

SCHEDULE 1

PART I: THE COMPANY

Place of Incorporation:	England and Wales

Date of Incorporation:	28 September 1995

Registered Number:	3107543

Registered Office:	India House, 45 Curlew Street, London SE1 2ND

Authorised Share Capital:	£50,000 divided into 50,000 ordinary shares of £1 each

Issued Share Capital:	£50,000 divided into 50,000 ordinary shares of £1 each

Shareholder:	Shisheido Anstalt

Directors:	Andrew James Anderson
Michael Anthony Watson

Secretary:	Michael Anthony Watson

Auditors:	BDO Stoy Hayward

Accounting Reference Date:	31 December

Charges registered at Companies House:	debenture dated 30 March 1999 creating fixed and floating charges over the Company’s property, assets and undertaking in favour of Generale Bank NV General de Banque SA (now named Fortis Bank SA/NV)

Status:	trading

PART II: THE SUBSIDIARIES

Name:	Digital Vision (US) Limited

Place of Incorporation:	England and Wales

Date of Incorporation:	17 November 1999

Registered Number:	3878485

Registered Office:	India House, 45 Curlew Street, London SE1 2ND

Authorised Share Capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

Issued Share Capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

Shareholder:	Digital Vision Limited

Directors:	Andrew James Anderson
Michael Anthony Watson

Secretary:	Michael Anthony Watson

Auditors:	N/A

Accounting Reference Date:	31 December

Charges registered at Companies House:	N/A

Status:	dormant

Name:	Digital Vision Online.COM LLC

Place of Incorporation:	the state of Delaware, USA

Date of Incorporation:	4 November 1999

Registered Office:	1013 Centre Road, Wilmington Delaware 19805, USA

Principal Office:	10th Floor, 9 West 20th Street, New York, 10011, USA

Total Capital Contribution:	US$2.00

Sole Member:	Digital Vision (US) Limited

President:	Mike Watson

Secretary:	Andrew Anderson

Auditors:	BDO Seimans

Name:	Digital Vision, Inc.

Place of Incorporation:	the State of Nevada, USA

Date of Incorporation:	26 January 2000

Principal Office:	10th Floor, 9 West 20th Street, New York, 10011, USA

Authorised Share Capital:	200 shares of US$1.00

Issued Share Capital:	200 shares of US$1.00

Shareholder:	Digital Vision (US) Limited

President:	Mike Watson

Secretary:	Andrew Anderson

Auditors:	BDO Seimans

Name:	Digital Vision GmbH

Place of Incorporation:	Germany

Date of Incorporation:	16 January 2002

Commercial Registered Number:	HRB82407

Place of Business:	Paulstrasse 3, 20095 Hamburg, Germany.

Authorised Share Capital:	€25,000 (Euro)

Issued Share Capital:	€25,000 (Euro)

Shareholder:	Digital Vision Limited

Directors:	Mike Watson and Andrew Anderson

Auditors:	BDO Stoy Hayward

Name:	Digital Vision Sarl.

Place of Incorporation:	France

Date of Incorporation:	15 January 2002

Registered Number:	440665644

Place of Business:	6 Rue De Penthievre, Paris 08, 75008 France

Authorised Share Capital:	€8,000 (Euro)

Issued Share Capital:	€8,000 (Euro)

Shareholder:	Digital Vision Limited

Directors:	Mike Watson and Andrew Anderson

Auditors:	BDO Stoy Hayward

Status:	Dissolved

SCHEDULE 2

COMPLETION OBLIGATIONS

PART I

OBLIGATIONS OF THE SELLER

1.	DELIVERY OBLIGATIONS

The Seller shall deliver, or (if the Buyer shall so agree) make available, to the Buyer:

Share transfers, statutory books etc.

1.1	duly completed and executed stock transfers of the Shares by the registered holders in favour of the Buyer (or persons nominated by the Buyer), the share certificates and any additional documentation necessary to establish each transferor’s title to the Shares and to allow the transferee(s) (subject to due stamping) to be registered in the register of members of the Company as holder(s) of the Shares;

1.2	duly completed and executed stock transfers of the shares in favour of the Buyer (or persons nominated by the Buyer) of any other member of the Target Group which are not registered in the name of the Company or another member of the Target Group together with the related share certificates;

1.3	the original of any power of attorney (in the approved terms and irrevocable) under which this Agreement or any of the transfers or other documents referred to in this Schedule is executed and evidence (to the Buyer’s satisfaction) of the authority of any person signing on behalf of a corporate entity;

1.4	the certificate of incorporation and all certificates of incorporation on change of name, the common seal, statutory books and other registers, books of account, record books, copies of Tax returns (for all periods ending prior to the Completion Date) and documents for each member of the Target Group written up to Completion;

1.5	the original of any power of attorney (in the approved terms and irrevocable) executed by the Seller (or the registered owner of any shares in any Subsidiary which are not legally owned by a member of the Target Group) in favour of the Buyer (or its nominee) to enable the Buyer (pending registration of the transfer of the Shares or any shares in any Subsidiary which are not legally owned by a member of the Target Group) to exercise all voting or other rights attaching to the Shares or shares in any Subsidiary which are not legally owned by a member of the Target Group and to appoint proxies for this purpose;

1.6	the Disclosure Documents;

Other documents

1.7	the Tax Deed duly executed by the Seller;

1.8	the US Sale Agreement duly executed by Digital Vision (US) Limited dated at least one Business Day prior to the Completion Date;

1.9	the Bank Guarantee duly executed by the Guarantor;

1.10	a certified copy of a board resolution of the Seller in a form reasonably acceptable to the Buyer authorising the execution and performance by the Seller of its obligations under this Agreement and each of the documents to be executed by the Seller pursuant to this Agreement;

1.11	certified copies of board resolutions for each member of the Target Group in a form reasonably acceptable to the Buyer approving the business to be conducted and documents to be executed by each such member of the Target Group to give effect to the provisions of this Agreement including but not limited to the approval of the resignation of officers, the appointment of the Buyer’s nominated officers, the approval of the transfer of the Shares and of the shares in any Subsidiary (if necessary), the approval of the Severance Agreements and Consultancy Agreements and the revocation of and approval of new bank mandates;

1.12	counterparts of the Severance Agreements and Consultancy Agreements duly executed by the Company;

1.13	letters of resignation from each of the directors and the company secretary of each member of the Target Group (other than for those persons entering into the Severance Agreements resigning from their respective offices in each member of the Target Group together with a written acknowledgement as a deed from each of them in such form as the Buyer may reasonably require that he has no claim against the member of the Target Group from which he is resigning in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;

1.14	the resignation of the existing auditors of each member of the Target Group with effect from Completion confirming that they have no outstanding claims of any kind and containing the statement required by section 394(1) of the Companies Act 1985;

1.15	the title deeds relating to each of the Properties;

1.16	all documents relating to the Intellectual Property rights owned or used by each member of the Target Group and to all investments and other assets of each member of the Target Group;

1.17	the appropriate forms to amend the mandates (in the manner directed by the Buyer and as approved by the board resolutions referred to in paragraph 1.12 above) given by each member of the Target Group to its bankers;

1.18	a full release and discharge (including evidence of non-crystallisation) in a form acceptable to the Buyer of the debenture dated 30 March 1999 created by the Company in favour of Generale Bank NV General De Banque SA (now named Fortis Bank SA/NV);

1.19	all credit cards and cheque books in the name or for the account of each member of the Target Company in the possession or control of any officer or Employee of a member of Target Company resigning at Completion;

1.20	the Accounts and Management Accounts duly initialled by the Seller for identification purposes;

1.21	from the bankers of each member of the Target Group a statement of the current and deposit account balances of each member of the Target Group as at close of business on the last Business Day preceding Completion;

1.22	a legal opinion or opinions from a firm or firms and in terms reasonably acceptable to the Buyer as to the capacity of the Seller, DHL and the Guarantor to enter into, and the validity and enforceability of, the Transaction Documents;

1.23	certified copies of a board resolution in the agreed form relating to the Digital Vision Online.com LLC 401(k) Plan with effect from no later than one Business Day prior to the Completion Date.

1.24	evidence to the satisfaction of the Buyer that all intra group loans have been repaid or otherwise forgiven and that the indebtedness owing from DHL to the Company has been repaid in full (save for the trading indebtedness in the ordinary course).

2.	PROCUREMENT OBLIGATIONS

The Seller agrees with the Buyer to procure that at Completion:

2.1	the Deed of Covenant is executed by Mark Austin;

2.2	counterparts of the Severance Agreements and Consultancy Agreements are duly executed by each of Andrew Anderson and Michael Watson.

PART II

OBLIGATIONS OF THE BUYER

The Buyer shall, conditionally upon the satisfaction of the obligations set out in Part I of this Schedule:

1.1	arrange for the telegraphic transfer of US$154,775,000 to the Seller’s Solicitors at:

NatWest Bank plc

City of London Office

PO Box 12258

1 Princess Street

London EC2R 8PA

Sort code: 60-00-01

Account number: 03732452

Ref: AXW/D.2151-1

receipt of which by the Seller’s Solicitors shall discharge the Buyer from its obligations to pay the Consideration to the Seller;

1.2	arrange for the telegraphic transfer of US$75,000.00 to Mark Austin at:

S G Hambros Bank & Trust, St Helier, Jersey

sort code 40-48-76

account number 37824001,

receipt of which by Mark Austin shall discharge the Buyer from its obligation to make the first payment falling due under the Deed of Covenant.

1.3	deliver to the Seller’s Solicitors a counterpart of the Tax Deed executed by the Buyer;

1.4	deliver to the Seller’s Solicitors a counterpart of the US Sale Agreement duly executed by Getty Images (US), Inc.;

1.5	deliver to the Seller’s Solicitors a counterpart of the Deed of Covenant executed by the Buyer;

1.6	deliver to the Seller’s Solicitors a certified copy of a board resolution of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the documents to be executed by the Buyer pursuant to this Agreement.

SCHEDULE 3

WARRANTIES

I	Sellers Interests

II	Accounts

III	Constitutional Matters

IV	Assets

V	Liabilities

VI	Trading arrangements

VII	Compliance and litigation

VIII	Insolvency

IX	Intellectual Property and Information Technology

X	Directors, Officers and Employees

XI	Pensions

XII	Property

XIII	Tax

XIV	Environment

DEFINITIONS

In this Schedule 3, references to the Company shall be deemed to include a corresponding reference to each of member of the Target Group and any Affiliate of any member of the Target Group and each of them severally and references to the Accounts are to those of the Company or the relevant member of the Target Group, as the case may be. In this Schedule 3, the following words and expressions shall have the meanings given to them below:

IRNICO	the Inland Revenue National Insurance Contributions Office;

IRSPSSO	the Inland Revenue Savings, Pensions, Share Schemes Office

OPAS	the Pensions Advisory Service;

OPRA/TPR	The Occupational Pensions Regulatory Authority up to 5 April 2005 and The Pensions Regulator thereafter;

Pension Schemes	means each pension scheme in place for the UK Employees of the Target Group, details of which have been Disclosed; and

Relevant Benefits	is defined in section 612 of ICTA 1988 but with the omission of the exception in that definition.

PART I

SELLERS INTERESTS AND GENERAL WARRANTIES

1.	Title etc

1.1	The particulars relating to each member of the Target Group as set out in Schedule 1 are true, accurate and complete.

1.2	The Shares are legally and beneficially owned by the Seller and have been properly and validly allotted.

1.3	There are no options or other agreements or arrangements outstanding which call for the issue or allotment, or give any person the right to call for the transfer or issue of, any shares or loan capital of the Company.
1.4	Apart from this Agreement, there is no Encumbrance on or affecting the issued or unissued share or loan capital of the Company and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

1.5	Save as set out in its statutory books the Company has not at any time repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalized (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so.

1.6	The Company has not at any time directly or indirectly provided any financial assistance for the purpose of the acquisition of its shares or any holding company or for the purpose of reducing or discharging any liability incurred in such an acquisition whether pursuant to sections 155 and 156 of the Act or otherwise.

1.7	The Seller has obtained all necessary corporate and other consents and approvals in relation to the performance of this Agreement and the provisions of this Agreement constitute legal and binding obligations of the Seller.

1.8	The Shares represent the entire allotted and issued share capital of the Company and all Shares are fully paid up.

PART II

ACCOUNTS

In this Part II a reference to “required by law” or “legally required” and like language shall also mean as required by Accounting Standards.

1.	GENERAL

1.1	The Accounts show a true and fair view of the:

1.1.1	assets, liabilities and state of affairs and financial position as at the Accounts Date; and

1.2.1	profits/losses for the financial year ended on the Accounts Date;

of the Company (or of the Target Group to the extent that they are consolidated accounts).

1.2	The Accounts have been prepared and audited in accordance with generally accepted United Kingdom accounting conventions, policies and principles and comply with the requirements of the Act, Accounting Standards, all other applicable legislation and all relevant statements of standard accounting practice.

1.3	The bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Company for the three preceding accounting periods and no audited accounts of the Company since incorporation have been qualified by the auditors.

1.4	The Accounts:

1.4.1	contain appropriate provision or reserve for bad and doubtful debts and for depreciation on fixed assets to the extent required by Accounting Standards;

1.4.2	contain, to the extent required by Accounting Standards, a note of all capital commitments of the Company at the Accounts Date, which note was when made and is now adequate, fair and not misleading;

1.4.3	contain appropriate reserves or provisions for all Taxation to the extent required by Accounting Standards, including deferred taxation as defined in SSAP 15 (adequate provision being made, or disclosed in note if not made, in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

1.4.4	disclose, note or provide for all known liabilities of the Company which were known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation) to the extent required by Accounting Standards; and

1.4.5	value the work in progress in accordance with SSAP9.

1.5	The basis of valuation for stock-in-trade and work-in-progress has remained consistent with that adopted for the purpose of the Company’s audited accounts for the period since 1 January 2003.

1.6	The profits of the Target Group for the period from 1 January 2003 and ended on the Accounts Date as shown by the Accounts and by the audited accounts of each member of the Target Group for any previous periods delivered to the Buyer and the trend of profits shown by them have not (except as Disclosed in them) been affected to an extent which is Material by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

1.7	All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes) required by law to be maintained:

1.7.1	have been properly maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by the Act and no notice or allegation that any of the same is incorrect or should be rectified has been received;

1.7.2	do not contain or reflect any inaccuracies or discrepancies of US$50,000 or more;

1.7.3	give and reflect a true and fair view of the matters which are required to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and work-in-progress; and

1.7.4	contain accurate information in accordance with legal requirements relating to all transactions to which the Company has been a party and the Accounts do not overstate the value of the Company’s assets or understate the liabilities of the Company at the Accounts Date in each case in an amount of US$50,000 or more.

1.8	No research and development costs have been capitalised under the accounting policy contained in the Accounts.

1.9	No member of the Target Group has entered into any legally binding agreement which is off balance sheet that is, where any liability arising as a result of such agreement is not properly reflected in the balance sheet as at the Accounts Date and no such agreement has been entered into since such date.

1.10	All trading between members of the Target Group has been eliminated in preparing the Accounts.

1.11	The Management Accounts have been properly prepared on a prudent basis in a manner consistent with that adopted in the preparation of the management accounts of the Company for all periods ending during the 12 month period prior to the Accounts Date. The Management Accounts have been prepared in the ordinary course of the Business adopting policies and principles consistently applied throughout the period to which the Management Accounts relate and show with reasonable accuracy the profits/losses of the Company for the period in respect of which they have been prepared.

2.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date the Company

2.1	has carried on its Business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any Material interruption or alteration in the nature, scope or manner of its Business;

2.2	has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any liabilities (actual or contingent) otherwise than in the ordinary course of business;

2.3	has not declared, made or paid any dividend, shareholder bonus or other distribution of capital or income other than those specifically provided for in the Accounts (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

2.4	has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this Agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company reflected in the Company’s Accounts arising from transactions entered into in the ordinary course of business, income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Accounts Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Accounts Date;

2.5	has received payment in full of all debts owing to the Company shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), has not released any debts in whole or in part and has not written off debts, in each case of an amount exceeding US$50,000 in the aggregate;

2.6	has not entered into contracts involving capital expenditure in an amount exceeding US$50,000 in the aggregate;

2.7	has not become aware that any event has occurred which would entitle any third party to terminate any legally binding agreement enjoyed by it in respect of which income or expenditure is generated of US$50,000 or more or call in any amount of money with a value of US$50,000 or more before the normal due date therefor;

2.8	the Company has paid its creditors within the times agreed with such creditors and does not have debt in excess of US$50,000 in the aggregate outstanding which is overdue for payment by more than four weeks;

2.9	has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any Disclosed overdraft facility which was available to the Company at the Accounts Date) or since the Accounts Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Accounts Date;

2.10	has not prepaid or become liable to repay any indebtedness with a value of US$50,000 or more in the aggregate in advance of its stated maturity;

2.11	has not made any change to its accounting reference date and no accounting period of the Company has ended since the Accounts Date;

2.12	so far as the Seller is aware based on previous written communications from the Inland Revenue to the Company, has not made any payments or incurred any obligations to make payments with a value of US$50,000 or more in the aggregate which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company; and

2.13	(including any class of its members) has not passed any shareholder resolution whether in general meeting or otherwise.

3.	TRANSACTIONS WITH THE SELLER, DIRECTORS AND CONNECTED PERSONS

3.1	Loans and debts

There is not outstanding:

3.1.1	Save in respect of contracts of employment which have been Disclosed any indebtedness or other liability (actual or contingent) owing by the Company to the Seller or any Affiliate of the Seller or to any Director (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date) or any Connected Person or owing to the Company by the Seller or any Affiliate of the Seller or Director or any Connected Person; or

3.1.2	any guarantee or security for any such indebtedness or liability as aforesaid.

3.2	Arrangements with Connected Persons

3.2.1	Save in respect of contracts of employment which have been Disclosed there is not outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which the Seller, Affiliate of the Seller, Director (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date) of the Company or any Connected Person of any of the foregoing is or has been interested whether directly or indirectly.

3.2.2	So far as the Seller is aware, the Company is not a party to, nor has its profits or financial position during the last six years been affected by any agreement or arrangement which is not entirely of an arm’s length nature.

3.3	Competitive interests

3.3.1	Neither the Seller, nor any Affiliate of the Seller, Director of the Company nor any Connected Person, either individually, collectively or with any other person or persons has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than 3% of such class of securities.

3.3.2	Neither the Seller, nor any Affiliate of the Seller, Director (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date) of the Company nor any Connected Persons, either individually, collectively or with any other person or persons is interested in any way whatsoever in any assets used by the Company.

3.4	Benefits

No Connected Person or Affiliate of the Seller or of a Director (or anyone serving as a director of any of the Target Group Companies at any time between 31 December 2004 and the Completion Date) of the Company is entitled to any remuneration, compensation or other benefit from the Company.

PART III

CONSTITUTION

1.	REGISTER OF MEMBERS

The register of members of the Company has been properly kept and contains true, accurate and complete records of the present members of the Company and the Company has not received any written notice or allegation that the register and other matters with which it should deal are incorrect or incomplete or should be rectified.

2.	STATUTORY BOOKS

The statutory books and minute books of the Company contain true, accurate and complete records, are up to date and in its possession and the Company has not received any written notice or allegation that any of them is incorrect or incomplete or should be rectified.

3.	SUBSIDIARIES

3.1	Other than the Subsidiaries, the Company does not own and has never owned any shares or debentures in the capital of any other company.

3.2	The Subsidiaries are and at all times have been the only subsidiary undertakings of the Company.

3.3	The shares of each Subsidiary are held free from all liens, charges, Encumbrances and such shares are fully paid and have been properly and validly allotted.

3.4	Full details of all shareholdings and other interests held or disposed of by the Company in any other company at any time during the 12 month period prior the Completion Date have been Disclosed. The Company has not at any time during the 12 month period prior to the Completion Date disposed of any interest or shares held by it in any company which, at the time of the disposal, had any assets or liabilities and which was otherwise not dormant in status.

3.5	The Company has not incurred any liabilities and, so far as the Seller is aware, there are no circumstances which may result in any liability being incurred by the Company in relation to the disposal of any subsidiary companies on or after 1 January 2005.

3.6	Digital Vision Online.com LLC is a limited liability company duly organised, validly existing and in good standing under the laws of the State of Delaware. Digital Vision Online.com LLC is qualified to do business and is in good standing in, and is only required to be qualified to do business in, the States of Delaware and New York.

3.7	Digital Vision, Inc. is a corporation duly organised, validly existing and in good standing under the laws of the State of Nevada. Digital Vision, Inc. is qualified to do business in, is in good standing in, and is only required to be qualified to do business in, the State of Nevada.

4.	MEMORANDUM AND ARTICLES

4.1	The print or copy of the memorandum and articles of association of the Company (the “memorandum and articles”) attached to the Disclosure Letter is true, complete and up to date and incorporates all documents and information required to be annexed to, or contained in, the memorandum and articles.

4.2	The Company has at all times carried out its business and affairs within the powers and in accordance with the provisions of its memorandum and articles.

4.3	The memorandum and articles set out fully the rights and restrictions attaching to each class of authorised share capital of the Company.

5.	FILING

5.1	The Company has duly filed all returns and other documents required by law, and has complied with all statutory requirements relating to the holding of annual general meetings, the presentation of accounts and the filing of particulars and records, and has recorded in duly signed minutes all resolutions and proceedings which ought to be so recorded.

5.2	The Company is not in Material breach of any of and has at all times complied in all Material respects with the provisions of the Companies Act 1985 or the Companies Act 1989.

5.3	Save for the Seller’s interest in the Company, the Company has not since its incorporation been a subsidiary of any body corporate.

PART IV

ASSETS

1.	TITLE

1.1	No charge, lien, option or other Encumbrance is outstanding over the whole or any part of the undertaking, property or assets of the Company (other than liens arising in the ordinary and usual course of business).

1.2	All assets necessary for the operation of the Business are owned by the Company or subject to a right of use in favour of the Company and all such assets are in the possession or under the control of the Company in each case except to any immaterial extent.

1.3	The Company had or has (as the case may be) legal and beneficial title to all assets of the Company which were included in the Accounts as owned by the Company or which have otherwise been represented as being the property of the Company and (except for assets written off, disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company.

1.4	The Company had the right to use all assets which were at the Accounts Date used or held by the Company for the purposes of the Business and (except for assets written off, disposed of or realized by the Company in the ordinary course of business) the Company retains such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company.

1.5	The Company has not acquired or agreed to acquire any asset on terms that title to such asset does not pass to the Company until full payment is made except to any immaterial extent.

1.6	The Company has legal and beneficial title to all assets (except to any immaterial extent) which have been acquired by the Company since the Accounts Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company since that date agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement which has not been Disclosed and in respect of any such Encumbrance, arrangement or agreement so Disclosed there has been no default by the Company in the performance or observance of any of the provisions thereof.

1.7	All plant, machinery, vehicles and equipment used by the Company are in reasonable repair and condition (having due regard to their age and fair, wear and tear and save as to any immaterial extent).

2.	INSURANCE

2.1	Full, accurate and complete particulars of each current insurance policy of the Company have been Disclosed (the “Policies”).

2.2	No claim is outstanding under any of the Policies (or any predecessors thereof) or has been made since 1 January 2002 and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim.

2.3	So far as the Seller is aware, the Company has not done or omitted to do anything that will render any of the Policies voidable.

2.4	All the Material assets of the Company which are of an insurable nature are and have at all times during the preceding 12 month period been fully insured to their full replacement value with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the Company and the Company is and has been, since January 2004, in the reasonable opinion of the Directors of the Company, adequately covered against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury, loss or damage to property).

2.5	All premiums due on such Policies have been duly paid and all such Policies are valid and in force. So far as the Seller is aware there are no circumstances which might lead to any liability under such insurance being avoided by the insurers.

2.6	The Company has not received a notice of non-renewal from any of its insurers and the Company is not aware of any reason or condition (specific to the Company) that could result in an increase in premiums or the non renewal or cancellation of any of its existing insurance policies.

PART V

FINANCE

1.1	Particulars of all money borrowed by the Company have been Disclosed. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital.

1.1.1	The Company’s bad debts as a percentage of turnover in each accounting period (calculated on the basis of the accounting standards and practices used in the previous two accounting periods, consistently applied) has not changed since 1 January 2003. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

1.1.2	The Company has not factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

1.1.3	No part of the amounts included in the Accounts or subsequently recorded in the books of the Company as owing by any debtor is overdue by more than twelve weeks or has been released on the basis that any debtor pays less than the full book value of his debt.

1.1.4	A statement of the balances on all the Company’s bank accounts as at a date not more than two Business Days before the date of this Agreement has been Disclosed and the Company has no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments in the ordinary course of business and the present balances are not Materially different from those shown in the statement.

1.1.5	There are no unpresented cheques drawn otherwise than in the normal course of business.

1.2	The Seller has Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, and loans (save for those arising in the ordinary course of trading including any travel or similar advances of US$5,000 or less made to any Employee), leasing, hire purchase or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject. Neither the Seller nor the Company has done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced or which gives rise to or may give rise to an event of default or otherwise cause a breach of the terms of such documents.

1.3	The Company has not received any grants or loans from any supra national of local authority or from the government or any government agency or quasi-governmental organisation.

1.4	The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

1.5	No person other than the Company or a Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or any Subsidiary.

1.6	All dividends and distributions declared, made or paid since the date of incorporation of the Company have been delivered, made or paid in accordance with the law and the Company’s Articles of Association and there are no dividends which have been declared but which remain unpaid as at the date of this Agreement.

1.7	The Company operates strict procedures for matching each image it owns or sublicenses against the appropriate contract pursuant to which the Company obtained its ownership or its right to sublicense the image and the relevant photo shoot.

2.	SUCCESS FEES

The Company is not liable to pay, in connection with the sale of any of the Shares or otherwise in connection with the Agreement, any success or other fee, brokerage or commission.

PART VI

TRADING ARRANGEMENTS

1.	SUPPLIERS

1.1	In each of the Company’s last two financial years and during its current financial year (on an annualised basis) no more than 5% of the aggregate amount of all the Company’s purchases has been or will be obtained from the same supplier (including any person connected with such supplier) and no more than 5% of the aggregate amount of all commissions or royalties or revenues have been generated from images sourced from the same photographer.

1.2	No supplier of the Company who has made supplies to the Company during the previous 12 months with a cost or revenue generated of US$50,000 or more has, during the last 12 months, ceased or given notice in writing to the Company indicating an intention to cease trading with the Company nor, so far as the Seller is aware, is likely so to do. Additionally, no photographer whose images generated license fees in excess of US$50,000 during the 12 months prior to the Completion Date has, during the last 12 months, ceased or given notice in writing to the Company or its licensor indicating an intention to cease trading with the Company or its licensor nor, so far as the Seller is aware, is likely so to do.

2.	CUSTOMERS

2.1	In each of the Company’s last two financial years and during its current financial year (on an annualised basis) no more than 5% of the aggregate amount of all the Company’s sales has been or will be made to the same customer (including any person connected with such customer).

2.2	No customer of the Company who has placed orders with the Company during the previous 12 months with a value of US$50,000 or more has, during the last 12 months, ceased or given notice in writing to the Company indicating an intention to cease trading with the Company nor, so far as the Seller is aware, is likely so to do.

3.	AGREEMENTS

3.1	A list of all franchise and agency contracts has been Disclosed.

3.2	A complete and accurate list of all distributor agreements entered into by the Company which are outstanding or which have been either terminated or have expired at any time during the last 6 months has been Disclosed. All such agreements are non-exclusive, are substantially in a standard format and contain no obligations on the Company to make guaranteed or fixed payments of any kind to any such distributor (other than their respective entitlements to receive royalty commission or other payments calculated with reference to sales made). Full copies of the standard format distribution agreements used by the Company have been Disclosed.

3.3	A comprehensive list of the photographers whose images are held or sub-licensed by the Company to distributors or end users has been Disclosed. A comprehensive list of all photographers whose images have been held or sub-licensed by the Company and whose licence agreements with the Company or its licensor have been terminated or which have expired at any time during the last 6 months has been Disclosed. Copies of standard form agreements which the Company and/or its licensor use to license or acquire images have been Disclosed and the licence or assignment agreements with photographers are substantially in the relevant standard form used by the Company and/or its licensor from time to time.

3.4	Full and complete copies of all current versions of any contracts between the Company and any third party generating revenue or costs of US$50,000 or more (other than those relating to photographers and distributors) have been Disclosed.

3.5	Within the past two years the Company has not given any guarantee or warranty or made any representation in respect of products supplied or services provided by it, save for any warranty or guarantee implied by law or consistent with that offered by the Company’s relevant standard form agreements from time to time.

3.6	The Company is not a party to or subject to any legally binding agreement which:

3.6.1	is likely to result in a loss to the Company on completion of performance of US$50,000 or more;

3.6.2	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

3.6.3	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

3.6.4	involves or is likely to involve the supply of goods or services by or to the Company the aggregate sales value of which will represent in excess of 5% of the turnover of the Company for the year ended on the Accounts Date; or

3.6.5	is in any way otherwise than in the ordinary course of the Business.

3.7	None of the transactions undertaken or contemplated by any agreement between the Company and DHL are void or otherwise deemed to constitute a transfer at an undervalue resulting in a distribution (regardless of whether the Company has sufficient distributable reserves or not) and the Company has not incurred any liability (including professional advisers’ fees and expenses) as a result of any such matter and, so far as the Seller is aware, no circumstances exist which are likely to give rise to any such liability.

4.	PERFORMANCE OF CONTRACTS

4.1	The terms of all contracts generating revenue or costs of US$50,000 or more to which the Company is a party have been complied with by the Company and by the other parties to the contracts in all material respects and so far as the Seller is aware there are no circumstances likely to give rise to a material default by the Company or by the other parties under any such contract.

4.2	Complete and accurate details of all Material complaints from customers or photographers to the Company or its licensor in respect of images held or sub-licensed by the Company have been Disclosed and so far as the Seller is aware there are no circumstances giving rise to or likely to give rise to any further such complaints. There are no Material outstanding claims against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and, so far as the Seller is aware, no such claims are threatened or anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same.

4.3	The Seller is not aware of the invalidity of or grounds for rescission, avoidance or repudiation of any legally binding agreement to which the Company is a party generating revenue or costs of US$50,000 or more and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

4.4	During the last 12 months, all original images not wholly owned by the Company but for which it is responsible under the terms of any legally binding agreement are in proper storage on the Company’s premises, have been returned to the owner or are the subject of proper bailment arrangements except to an immaterial extent.

4.5	In respect of all images held or sub-licensed by the Company which are wholly owned by the Company or its licensor, the Company or its licensor has settled all amounts payable to the seller or photographer and except to an immaterial extent is in possession of all underlying documents of title including but not limited to any copyright assignment. Neither the Company nor its licensor has received written notice of any outstanding claims against the Company or its licensor in respect of the acquisition of any such image or otherwise relating to the ownership by the Company or its licensor of any such image and, so far as the Seller is aware, no such claims are threatened or anticipated.

4.6	In respect of all images held or sub-licensed by the Company, except to an immaterial extent, all contributor agreements and arrangements to which the Company or its licensor is party have been fully documented and are the subject of full releases, and all such documents and releases are in the possession of the Company. No such agreement or arrangement is the subject of any verbal understanding inconsistent with the documented position.

4.7	All images used by the Company (including any existing images which are due to be sub-licensed by it) are held by the Company rather than its licensor.

5.	COMPETITION LAW MATTERS

The Company has not since 1 January 2003 given any undertakings to, nor is it subject to any order of or investigation (of which it has received written notice) by, nor has it received a request for information, statement of objections or similar matter from, any court, tribunal, governmental, national or supra-national authority under any anti-trust or competition legislation in any jurisdiction in which the Company has assets or conducts business.

6.	CONSEQUENCE OF ACQUISITION

6.1	Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement nor the execution or performance of the IP Sale Agreement will:

6.1.1	result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

6.1.2	so far as the Seller is aware, cause any director, officer or senior employee of the Company to leave employment; or

6.1.3	so far as the Seller is aware, conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to the Company; or

6.1.4	entitle any person to receive from the Company any finder’s fee, brokerage or other commission.

6.2	So far as the Seller is aware, none of the execution or completion of the IP Sale Agreement, the acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will cause any customer, photographer or distributor to cease to deal with the Company.

PART VII

COMPLIANCE AND LITIGATION

1.	COMPLIANCE WITH LAWS

The Company is not in violation of, or in default with respect to, (in each case to a Material degree) and has complied in all material respects at all times with the provisions of any statute, regulation, order, decree or judgment of any court or any governmental agency of any country or jurisdiction in which the Company conducts business.

2.	LICENCES AND CONSENTS

2.1	Full, accurate and complete details of all licences (save relating to Intellectual Property, which is covered by Part IX), consents, approvals, permissions, and other authorisations (public and private) which, so far as Seller is aware, are necessary for the operation of the Business in the places and in the manner in which such Business is now and has been carried on in the 12 month period preceding the Completion Date (together the “Authorities”) have been Disclosed.

2.2	The Company has obtained each Authority and complied with its terms and conditions in all material respects.

2.3	All the Authorities are valid and subsisting and the Seller is not aware of any circumstances which may cause their suspension, cancellation, revocation or which may otherwise prejudice their continuance or renewal.

3.	LITIGATION

3.1	Save as claimant in the collection of debts (not exceeding US$50,000 in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation, arbitration or criminal proceedings and there are no lawsuits or arbitration proceedings pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

3.2	The Company is not and has not been in the past five years involved in any litigation, arbitration or Material dispute with any person who is or was a supplier or customer to the Company or the Business, or where such litigation, arbitration or Material dispute is likely to result or resulted in material adverse publicity or material loss of goodwill. The Company is not and has never been involved in any criminal proceedings.

3.3	So far as the Seller is aware, and other than in respect of routine debt recovery where the Company is the creditor and seeking recovery, where the sum claimed does not exceed

US$50,000 there is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company including any which might form the basis of any criminal prosecution against the Company.

3.4	No injunction or order for specific performance has been granted against the Company.

3.5	The Company is not subject to any order or judgment given by any court or governmental agency and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

3.6	So far as the Seller is aware no investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of the Company are pending or have taken place and so far as the Seller is aware there are no facts which are likely to give rise to the same.

3.7	So far as the Seller is aware, the Company has not committed or omitted to do any acts or things within the last 3 years which could give rise to any fine or penalties in excess of US$50,000 in the aggregate.

3.8	A list of all claims made by any person against the Company or its licensor in relation to the possession by the Company or its licensor of or the validity or enforceability of any model and/or property releases at any time during the preceding three years has been Disclosed. Full and accurate details of all claims identified on the list as having been Disclosed have been Disclosed.

3.9	A list of all claims made by any person against the Company or its licensor in relation to its failure to return any image to such person (either absolutely or on a timely basis) at any time during the preceding three years has been Disclosed. Full and accurate details of all claims identified on the list as having been Disclosed have been Disclosed.

3.10	The Company’s licensor is not now and never has been engaged in any litigation, arbitration or criminal proceedings nor in any Material dispute which relates to any of the images held or sub-licensed by the Company, or which relates to any of its suppliers or customers (and no such matters are pending or threatened by or against it). So far as the Seller is aware there is no matter or fact in existence which will or is likely to give rise to any such litigation, arbitration or dispute.

PART VIII

INSOLVENCY

1.	RECEIVERSHIP

No receiver or administrative receiver has ever been appointed of the whole or any part of the assets or undertaking of the Seller or the Company.

2.	ADMINISTRATION

No administration order has ever been made in relation to the Seller or the Company and no petition for such an order has ever been presented.

3.	COMPROMISES

No voluntary arrangement or compromise between the Seller or the Company and any of either of their creditors (or any class of them) has ever been proposed or approved.

4.	WINDING-UP

No petition has been presented during the preceding 12 months and no order has ever been made and no resolution has ever been passed for the winding-up of the Seller or the Company or for the appointment of a provisional liquidator to the Seller or the Company.

5.	PAYMENT OF DEBTS

5.1	Neither the Seller nor the Company is insolvent or unable to pay its debts as and when they fall due (within the meaning of section 123 Insolvency Act 1986).

5.2	Neither the Seller nor the Company has stopped or suspended payment of its debts.

5.3	No unsatisfied judgment, order or award is outstanding against the Seller or Company.

5.4	No distress, execution or other process has ever been levied on any of the assets of the Seller or the Company.

PART IX

INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

1.	OWNERSHIP

1.1	The Company is the legal and beneficial owner or otherwise has a binding licence in respect of all Intellectual Property owned or used by the Company in the Business free from all Encumbrances (other than those images (still and moving), music and fonts which, constituting Licensed IPR, are the subject of IPR Agreements and other than third party software).

1.2	Complete and accurate details of all Registered Trade Marks and Registered urls owned or used by the Company have been Disclosed, including details of the Company’s legal and/or beneficial interest therein. All such Registered Trade Marks and Registered urls are valid and enforceable and where owned by the Company are free of any Encumbrance.

1.3	Except to an immaterial degree: (a) the Company is readily able to verify, by reference to each of the images which it owns or licences, the person to whom royalties (if any) in respect of that image should be paid and the appropriate amount of royalty to be paid in respect of that image; and (b) its records include, irrespective of whether the image is owned or licensed, the name of the photographer and, in respect of images which are licensed to the Company, the date and parties to the licence agreement and the Company’s royalty payment obligations.

1.4	The Company has not received notice to indicate that any of the Registered TMs are being challenged or attacked by any third party or by any relevant registry and all fees payable in respect of the registrations/applications have been paid.

1.5	So far as Seller is aware, the Intellectual Property rights owned or used by the Company in the normal course of its business activities are valid and enforceable (except to an immaterial extent and save in relation to third party software licensed to the Company) and, so far as the Seller is aware, nothing has been done or omitted to be done by which they may cease to be valid or enforceable.

1.6	The Business does not involve the licensing of any patent or registered design.

1.7	The Intellectual Property transferred by the IP Sale Agreement comprises all of the assets owned, licensed or held by DHL used in the Business at any time since 1 January 2003, save for such rights as have expired by effluxion of time.

1.8	As a consequence of the IP Sale Agreement, DHL has no interest in any asset relating to the Business (whether through ownership or license), except as contemplated by clause 4 of the IP Sale Agreement other than the right to receive the sale consideration referred to in the IP Sale Agreement.

2.	IPR AGREEMENTS

2.1	A complete and accurate list of all IPR Agreements owned or used by the Company or its licensor Material to the Business has been Disclosed together with full copies of all such IPR Agreements identified on the list as having been Disclosed.

2.2	So far as the Seller is aware, no party to any of the IPR Agreements owned or used by the Company’s licensor in relation to the Business or by the Company in the normal course of its business activities is in Material breach and there are no grounds on which they may be terminated nor have any disputes arisen or are foreseeable relating to or arising out of any of the IPR Agreements. So far as the Seller is aware, neither the Company nor DHL has in the last 12 months given or received notice terminating any IPR Agreement owned or used by the Company. So far as the Seller is aware, no party to any of the IPR Agreements which are the subject of the IP Sale Agreement shall have the right to terminate any such IPR Agreement as a consequence of the assignment of rights pursuant to the IP Sale Agreement.

2.3	Other than the distributor, agents and customer agreements which the Company enters into in the ordinary course of business, the Company has not entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting or authorising the use or exploitation of the Intellectual Property rights owned or used by the Company in the Business or which would prevent restrict or otherwise inhibit the Buyer’s freedom to use and exploit such rights.

3.	INFRINGEMENTS

3.1	So far as the Seller is aware, none of the Intellectual Property owned by the Company or used by it in its Business is being infringed and the Seller is not aware of any circumstances likely to give rise to a claim.

3.2	So far as the Seller is aware, none of the images, products or activities of or used in the Business infringe any Intellectual Property of any other person or involve the unlicensed use of information confidential to any person.

3.3	The Company and its licensor operate and have always operated strict procedures for obtaining and retaining all necessary model and property releases and the Company does not fail to hold model and property releases for all images owned or licensed by the Company which are appropriate to their use.

4.	CONFIDENTIAL INFORMATION

Material Confidential Information and know how of the Company or which has been used by the Company has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. So far as the Seller is aware, these confidentiality obligations have not been breached.

5.	RESTRICTIONS ON USE

Other than those contained in the Disclosed licences from photographers there are no agreements or arrangements which restrict the disclosure, use or assignment by the Company or its licensor of the Intellectual Property rights owned, used, sub-licensed or held by the Company in the normal course of its Business activities.

6.	LOSS OF INTELLECTUAL PROPERTY RIGHTS

The Intellectual Property rights owned or used by the Company’s licensor in relation to the Business or by the Company in the normal course of its business activities will not be terminated or rendered liable to termination, by virtue of the acquisition of the Shares or the performance of this Agreement.

7.	INFORMATION TECHNOLOGY

7.1	The Information Technology Systems are substantially adequate for the current information technology requirements of the Company.

7.2	The Information Technology Systems perform materially in accordance with their specifications and, so far as the Seller is aware, do not contain any defect or feature (other than normal errors in off-the-shelf software) which significantly and adversely affects their performance.

7.3	All software used by the Company the Intellectual Property which is owned by a third party is the subject of appropriate written licensing arrangements (copies of which have been Disclosed) under which the Company’s use of such Software is permitted as at the date of this Agreement in the manner and to the extent as previously used in the 12 months preceding the Completion Date.

7.4	All the Hardware owned or used by the Company:

7.4.1	is in reasonable operating order and is fulfilling the purposes for which it was acquired or established without Material downtime or errors;

7.4.2	has reasonably adequate capacity for the Company’s present needs;

7.4.3	has reasonably adequate security, back-ups, software support and maintenance to ensure, so far as is reasonably practicable and within the control of the Company that any breaches of security, errors and breakdowns are kept within acceptable industry standards; and

7.4.4	is under the sole control of the Company, not shared with or used by or on behalf of or accessible by any other person save for employees and authorised representatives of the Company and (save for software licensed to the Company) is owned by the Company;

7.5	All Software used on or stored or resident in the Hardware:

7.5.1	performs materially in accordance with its specification and, so far as the Seller is aware, does not contain any defect or feature which may adversely and significantly affect its performance; and

7.5.2	is lawfully held and used and, so far as the Seller is aware, does not infringe the Intellectual Property rights of any person and all copies held have been lawfully made.

7.6	All records and data stored by the Company by electronic means over the last three years are capable of ready access through the present computer systems of the Company.

7.7	A complete and accurate list of all maintenance agreements with third parties to support and maintain all of the Hardware and Software owned or used by the Company or provided as a service to its customers has been Disclosed together with full copies of all such agreements identified on the list as having been Disclosed. So far as the Seller is aware, the maintenance arrangements are adequate and sufficient to ensure the efficient and effective performance of the Business and contain no onerous or unusual provisions and are terminable on not less than 6 months’ notice.

7.8	The Company has Disclosed a complete and accurate list of all Hardware and Software used by the Company or provided to customers as a service, which identifies all licence agreements, maintenance agreements, hosting agreements and ISDN links together with copies of all such agreements identified on the list as having been Disclosed.

7.9	So far as Seller is aware, there exists no event which constitutes or is likely to constitute a Material breach by the Company or any third party of any agreement or arrangement referred to in the preceding paragraph.

7.10	No serious breach of security or Material error has occurred to the Hardware or the Software in the two years preceding the Completion Date.

7.11	No error or breakdown has occurred to the Hardware or the Software which has resulted in a material disruption to the Business with a duration of 2 hours or more in the two years preceding the Completion Date.

7.12	DATA PROTECTION

7.12.1	In this warranty the “DPA” means the Data Protection Act 1998 (and regulations made under the Act), and words and expressions defined in the DPA shall have the same meaning in this warranty.

7.12.2	The Company is registered as a data controller in accordance with the provisions of the DPA in respect of the Business and has complied in all material respects at all times with the provisions of the DPA including, but not limited to, the data protection principles as set out in the DPA in respect of all the Company’s processing of personal data.

7.12.3	The Company has taken all appropriate steps to ensure that all processing of personal data by the Company complies with and will continue to comply in all material respects with the provisions of the DPA.

7.12.4	The Company has not received any notice (whether an enforcement notice, an information notice, a special information notice or any other form of notice) from the Information Commissioner (or any predecessor) complaining of or alleging non-compliance by the Company with any provision of the DPA and the Seller is not aware of any circumstances likely to give rise to the same.

7.12.5	So far as the Seller is aware, the Hardware owned or used by the Company complies with and is used in accordance with all applicable laws, including (without limitation) those relating to the DPA.

PART X

DIRECTORS, OFFICERS AND EMPLOYEES

For the purposes of this Part X, “Material” shall mean having or potentially having the value of US$50,000 or more, such value in relation to any specific warranty clause being calculated as the cost or liability potentially incurred by the Company and its Subsidiaries which is the aggregate of the costs or liabilities incurred as a result of any and all particular breaches of that warranty.

1.	PARTICULARS

1.1	Those persons named as such in Schedule 1 are the only Directors of the Company and the secretary of the Company respectively.

1.2	The particulars shown in the schedule of Employees in the Disclosure Documents list all the Employees employed as at and/or since the Accounts Date and are true, complete and accurate in all Material respects and show in relation to each Employee his name, age, date of joining, period of continuous employment, (as applicable) date of termination, current salary or wages, notice period, annual holiday entitlement, job role, and any bonus or other incentive scheme or arrangement applying to that Employee.

1.3	True copies of all contracts of employment and engagement relating to Employees, all staff handbooks, policies, procedures and similar documents applicable to Employees including but not limited to all recognition, procedural, collective and other agreements between the Company (or any Subsidiary) and any Trade Union or other body representing the Employees or any of them are contained in the Disclosure Documents.

2.	COMPLIANCE

2.1	The Company and its Subsidiaries are not in Material breach of their obligations to or in respect of its Employees or former Employees, arising out of or in connection with their terms and conditions of employment and no amount due to or in respect of any Employee or former Employee is in arrears and unpaid other than salary and holiday (accrued but untaken) for the month current at the date of this Agreement.

2.2	The Company and its Subsidiaries have complied in all Material respects with all obligations imposed on it by the National Minimum Wage Act 1998, the Working Time Regulations 1998, and any applicable health and safety, work place environment and employment practices legislation in relation to each officer and Employee and each former officer and former Employee.

3.	NOTICE

There is not outstanding any contract of employment between the Company or any Subsidiary and any Employee which is not terminable by the Company or where appropriate, its relevant Subsidiary, without damages or compensation on three months’ notice or less given at any time.

4.	EMPLOYEES

4.1	No Employee has given notice to terminate his contract of employment or is under notice of dismissal.

4.2	There are no outstanding loans made by the Company or its Subsidiaries to any Employees or former Employees.

4.3	No Employee or former Employee will be entitled to receive any payment, right or benefit arising out of this Agreement or as a result of Completion.

5.	TRADE UNIONS

There are no recognition, procedural or other arrangements with Trade Unions which relate to any of the Employees or former Employees, there are no outstanding applications for Trade Union recognition or derecognition relating to any of such Employees or former Employees and there is no staff association, works council or similar employee body or employee representatives relating to any of such Employees or former Employees.

6.	DISPUTES AND CLAIMS

6.1	There are no, nor within the 12 months preceding the date of this Agreement have there been any, Material disputes, enquiries or investigations relating to the officers, Employees or former such officers, or former Employees of the Company or its Subsidiaries and/or any Trade Union or other representatives relating to such persons. So far as the Seller is aware, nor are there any facts or matters which could give rise to any such disputes, enquiries or investigations.

6.2	So far as the Seller is aware, no claims or complaints against the Company or its Subsidiaries which are still outstanding have been made by any person who is now or has been an Employee nor, so far as the Seller is aware, has any claim or complaint against the Company or its Subsidiaries been made by a number or class of its Employees or former Employees or any Trade Union or association representing Employees or former Employees and so far as the Seller is aware, there are no facts or matters which could give rise to any such claim, complaint or dispute.

6.3	No past Employee has a right to return to work or has a right to be reinstated or re-engaged under the Employment Rights Act 1996.

6.4	No Employee is on maternity leave, nor is there currently or has there been at any time in the 12 months period prior to the date of this Agreement any Employee who is or has been absent for sickness or disability or any other reason (other than taking annual leave) for a period of more than three weeks.

6.5	No Employee or former Employee has been dismissed within the period of 6 months prior to the date of this Agreement.

6.6	No Employee is the subject of disciplinary proceedings or has received a formal oral or written warning (other than a warning that has lapsed) or has brought or is the subject of a grievance under the grievance procedure.

7.	PAYMENT OBLIGATIONS AND CHANGES TO CONTRACT

7.1	Since the Accounts Date or (where employment, engagement or holding of office commenced after the beginning of such period) since the commencement date of such employment or holding of office:

7.1.1	no Material change has been made in the terms of employment or engagement, rate of remuneration, or the emoluments or pension benefits, of any Employee;

7.1.2	no change has been made in the terms of employment or engagement, rate of remuneration, or the emoluments or pension benefits, of any officer of the Company;

7.1.3	the Company (or its Subsidiaries) have not made any outstanding offer of employment to any person who is not an Employee.

7.2	Neither the Company nor its Subsidiaries have any Material contractual obligation or any Material obligation (arising as a result of a legitimate expectation on the part of the Employees) other than as set out in the contracts referred to in paragraph 1.3 or the particulars in paragraph 1.2 and save for reimbursement of expenses properly incurred for the purposes of the Company or its Subsidiaries:

7.2.1	to make any payment to or on behalf of or to confer any benefit on or for any Employee; or

7.2.2	to change the rate of remuneration of or benefits received by or to vary the contracts of any Employee; or

7.2.3	to make any bonus or incentive payments or any payments under a profit-sharing scheme to or on behalf of any of its Employees at any future date; or

7.2.4	to make any payment or confer any benefit in connection with the actual or proposed termination or suspension of any Employee.

7.3	So far as the Seller is aware no negotiations for any increase in the remuneration or benefits of any Employee are current nor are any such negotiations scheduled, planned or in any way indicated to any person to take place within six months after Completion.

7.4	There is no plan, scheme, commitment or practice relating to redundancy affecting any Employee which is more generous than that required by applicable legislation.

8.	BONUS AND SHARE INCENTIVE SCHEMES

8.1	The Company and its Subsidiaries have not had since 1 January 2003 and do not have in existence or participate in and are not proposing to introduce or participate in any bonus scheme for all or any part of their Employees.

8.2	The Company and its Subsidiaries have not had since 1 January 2003 and do not have in existence or participate in and is not proposing to introduce or participate in any share incentive scheme, share option scheme or profit-sharing scheme for all or any part of their directors or Employees.

9.	TRANSFERS OF UNDERTAKINGS

Since 1 January 2003 neither the Company nor its Subsidiaries have been the transferee in any transfer of employment to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply.

10.	INDEPENDENT CONTRACTORS

No independent contractor (an independent contractor for this purpose being any person who, whether personally or through a company owned by them or which they control, provides services to the Company or its Subsidiaries) has any rights as or in any way holds the status of an employee under a contract of service, and the Company and its Subsidiaries have in all Material respects complied with their obligations in relation to and in respect of each current and former independent contractor, including without limitation any obligation to make any payment to any such independent contractor, to keep records of any description, to ensure health and safety, or to provide holidays, and any obligation to either withhold any particular amounts from payments to any independent contractor in order to meet any Tax liability, or to pay any Tax.

PART XI

PENSIONS AND EMPLOYEE BENEFITS

1.1	Apart from the Pension Scheme referred to in the Disclosure Documents (the “Schemes”) there is no, and has not at any time been any, superannuation, retirement benefit or other fund, scheme or arrangement to which the Company has contributed, contributes or could become liable to contribute under which any officer or Employee of the Company or the widow(er), child or dependant of any such person is entitled to benefits of any kind upon retirement, death, incapacity, sickness, accident or disability or on the attainment of a specified age or the completion of a specified number of years of service including without limitation leave entitlement.

1.2	The Company has not during the period of three years preceding the date of this Agreement made any ex-gratia payments to any of its former officers or Employees or to the widow(er), child or dependant of any such person and is not under any moral obligation to make any such payments in future.

1.3	Apart from pensions and other benefits secured by the Scheme the Company is not under any legal liability or voluntary commitment to pay to or provide for any person any pension, superannuation allowance, retirement gratuity, disability or like benefit.

1.4	No discretion or power has been exercised under any of the Scheme in respect of any officer or Employee of the Company to augment benefits or provide a benefit which would not otherwise be provided.

1.5	No steps have been taken to wind-up or commence the winding-up of any of the Schemes and the Seller is not aware of any intention to do so.

2.	Each of the Schemes is exempt approved by the Inland Revenue under Chapter I of Part XIV of ICTA 1988.

3.1	All details relating to each of the Schemes are contained in or annexed to the Disclosure Letter including (without limitation) the following:

(i)	a true and complete copy of the documentation governing the Scheme;

(ii)	a true and complete copy of all announcements, explanatory literature and booklets which have been issued to any present or past Employee of the Company in connection with the Scheme;

(iii)	a copy of the last Annual Report and Accounts and insurance company valuation for the Scheme;

(iv)	details of any proposed amendment to the Scheme which has been announced or is being considered;

(v)	details of any discretionary increases to pensions in payment or in deferment under the Scheme granted in the five years prior to the date of this Agreement;

(vi)	details of any discretionary practices which may have led any person to expect additional benefits in a given set of circumstances (by way of example, but without limitation, on retirement at the request of the Company in the event of redundancy); and

(vii)	details of the contributions paid to the Scheme by the Company in the three years prior to the Agreement.

3.2	None of the Schemes is a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

3.3	Accurate details of the active members (and deferred pensioners and pensioners where appropriate) in each of the Schemes are set out in the Disclosure Documents.

4.1	The rates as at the date of this Agreement and those applicable at any time during the preceding 12 month period for employer’s and employee’s contributions to each of the Schemes are as set out in the Disclosure Documents.

4.2	The correct contributions and other amounts due to the trustees of each of the Scheme or to any insurance company in connection with any of the Scheme have been paid within the prescribed periods and by the due dates specified in the payments schedule.

4.3	All actuarial, consultancy, legal and other fees, charges or expenses in respect of each of the Schemes (whether payable by the Company or by the trustees of the Scheme) have been paid and no services have been rendered in respect of the Scheme in respect of which an account or other invoice has not been rendered.

4.4	The benefits which are prospectively and contingently payable under each of the Schemes are solely such as can be provided from the funds available for each member under the Scheme or, in the case of death or incapacity benefits, are fully insured and all premiums due up to Completion have been paid and details of the relevant insurance policies have been disclosed in writing to the Buyer.

5.1	Each of the Schemes is an exempt approved scheme for the purposes of Chapter I of Part XIV of the Taxes Act, all requirements of the Inland Revenue, IRNICO and IRSPSSO relating to the Scheme have at all times been observed and the Seller is not aware of any matter which might result in any of the Scheme ceasing to be an exempt approved Scheme.

5.2	Each of the Schemes has at all times complied with and been duly administered in all respects in accordance with all applicable laws, regulations and requirements including all equal pay, equal entitlement, sex and other discrimination legislation including Article 119 of the Treaty of Rome, all applicable EC directives and all UK statutes and regulations and statutory instruments.

5.3	There have been no mandatory or discretionary whistleblowing reports made to OPRA/TPR in respect of any of the Scheme and the Seller is not aware of any circumstances which would or might require such a report to be made.

5.4	Neither the Seller nor the trustee(s) of any of the Schemes has taken any action, nor failed to act, nor condoned or acquiesced in any failure to act, which would preclude a complaint being made, or a claim being brought in respect of any loss to the Company or to the Scheme against any adviser or administrator who has acted in connection with any of the Schemes.

6.1	There has been no breach of the trust deeds (including any amendments or variations) of any of the Schemes and there are no actions, suits or claims in the courts or industrial tribunals (other than routine claims for benefits) or current submissions or referrals to the Pensions Ombudsman or to the Occupational Pensions Advisory Service outstanding, pending or threatened against the trustees or administrator of the Scheme or against the Company in respect of any act, event, omission or other matter arising out of or in connection with any of the Schemes or, so far as the Seller is aware, any circumstances which may give rise to any such claim.

6.2	At no time since the Occupational Pension Schemes (Deficiency on Winding Up etc.) Regulations 1996 (or their 1994 or 1992 predecessors) came into force has the Company participated in a retirement benefits scheme (apart from the Schemes).

6.3	The Company is the sole participating employer in each of the Schemes.

6.4	No payment has been made to the Company to which section 601 of the Taxes Act applies (charge to tax: payments to employers).

7.	Each of the Schemes provides only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

8.	All policy premiums have been paid to the relevant insurer in respect of employee benefits provided by the Company which are not Relevant Benefits, including income protection benefits and private medical insurance.

9.1	In this paragraph 9 of Part XI of this Agreement reference to the “Company” means Digital Vision Online.com, LLC. A complete and accurate list of all US Employee Benefit Plans has been disclosed in the Disclosure Documents. The Company has no agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional US Employee Benefit Plan, or to modify or amend any existing US Employee Benefit Plan.

9.2	With respect to each US Employee Benefit Plan: (i) such US Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable legal requirements, including, without limitation, ERISA and the IRC; (ii) the Company and all other entities and persons have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such US Employee Benefit Plan; (iii) the Company has not engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; and (iv) the Company has not incurred, and to Seller’s knowledge there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the IRC or any other applicable law, or pursuant to any indemnification or similar agreement, with respect to such US Employee Benefit Plan.

9.3	Each US Employee Benefit Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified. Each such US Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such US Employee Benefit Plan’s qualified status under the IRC, as amended by that legislation commonly referred to as “GUST” and “EGTRRA”, and all subsequent legislation, or (ii) has remaining a period of time under the IRC or applicable regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS. Nothing has occurred, or to Seller’s awareness is reasonably expected to occur, that could adversely affect the qualification or exemption of any such US Employee Benefit Plan.

9.4	All contributions, premiums and other payments due or required to be paid to (or with respect to) each US Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Accounts. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the US Employee Benefit Plans have been properly withheld and remitted to the proper depository.

9.5	The Company does not sponsor, maintain or contribute to, and has not sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the IRC, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the IRC, or (iv) a “multiple employer welfare arrangement”, as defined in Section 3(40) of ERISA.

9.6	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company or any US Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any US Employee Benefit Plan, or (iv) require the Company or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

9.7	Definitions. Whenever used in this paragraph 9 of Part XI of this Agreement the following terms shall have the respective meanings set forth below, unless a different meaning is clearly required by the context:

(i)	“US Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, savings, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan”, as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (A) sponsored, maintained or contributed to by the Company or to which the Company is a party, (B) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (C) with respect to which the Company has (or could have) any obligation or liability.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations, rulings and other pronouncements issued thereunder.

(iii)	“IRC” means the United States Internal Revenue Code.

(iv)	“IRS” means the United States Internal Revenue Service.

PART XII

PROPERTY

1.	Schedule 5 contains a complete list of properties owned, used or occupied by the Company or in which the Company has any interest or liability (whether actual or contingent). The only leases under which the Company holds the Properties are those referred to at Parts I and II of Schedule 5.

2.	The Company has good and marketable title to the Properties and is the sole legal and beneficial owner of the Properties and all fixtures and fittings at the Properties (other than landlord’s fixtures and fittings where the Properties are leasehold) and is in exclusive occupation.

3.	There are no material breaches of current or previous legislation or regulations, orders, notices or directions made under such legislation capable of enforcement affecting the Property.

4.	The Properties are free from mortgages, debentures, charges or liens.

5.	There are no claims, actions, demands, notices or Material disputes or Material complaints in respect of the Properties or its use which are outstanding or anticipated by the Company.

6.	The Company is not actually or contingently liable as surety of, or an original contracting party to, or assignor or assignee of, any lease of property other than the Properties.

7.	There are no material breaches of any covenants of the leases under which the Properties are held and there are no arrears of rent, rates, service charges, insurance premiums, interest or other payments outstanding in relation to the Properties.

8.	All documents of title relating to the Properties have where required been duly stamped and are in the possession or under the control of the Company and the originals of such documents shall be handed over to the Buyer on completion.

9.	Where the title to the Properties is registered at H. M. Land Registry it is registered with absolute title.

10.	There are no defective title indemnity (or similar) insurance policies relating to the Properties.

11.	There are no outgoings affecting the Properties which are of an unusual or onerous nature and the Properties are not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage services charges and insurance premiums and rents and service charges.

12.	So far as the Seller is aware, the Properties are not subject to any agreement, covenant, restriction or condition save (in the case of leasehold property) as contained in any lease or tenancy under which the Properties are held by the Company.

13.	Planning and related matters

13.1	In this paragraph:

13.1.1	“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, and the Planning and Compulsory Purchase Act 2004 and any other statute or subordinate legislation relating to planning matters; and

13.1.2	“Building Regulations” means the regulations defined in section 122 of the Building Act 1984.

13.2	The present use of the Properties is the permitted or lawful use for the purposes of the Planning Acts and so far as the Seller is aware, such use is not adversely affected or likely to be affected by any planning proposals and is not a temporary use or a use subject to onerous or unusual conditions or conditions giving rise to abnormal expenditure.

13.3	So far as the Seller is aware, no application for planning permission relating to the Properties is either awaiting determination or decision or is the subject of any appeal, nor is any such thing proposed.

13.4	So far as the Seller is aware, compliance is being made and has at all times been made in all material respects in relation to the Properties or its use with all planning permissions and building regulation and byelaw consents for the time being in force and with all orders directions and regulations made under the Planning Acts and the Building Regulations.

13.5	So far as the Seller is aware, no development (which expression development shall have the meaning given by Section 55 of the Town and Country Planning Act 1990) has been carried out in relation to the Properties without first obtaining any requisite consent under or by virtue of the Planning Acts or without complying in all material respects with the conditions or restrictions implied or imposed by any such consent.

14.	Statutory obligations

So far as the Seller is aware, compliance is being made with all applicable requirements as to fire precautions and the means of escape in the case of fire and access for the disabled.

15.	Leasehold property

(a)	The Company has paid the rent in full and up to date and has observed and performed the covenants by the tenant and the conditions contained in any lease under which the Properties are held and each such lease is valid and in full force.

(b)	So far as the Seller is aware, all material licences, consents and approvals required from the landlord and any superior landlord under any lease of the Properties have been obtained and the covenants by the tenant contained in such licences, consents and approvals have been duly performed and observed in all material respects.

(c)	So far as the Seller is aware, there are no notices, negotiations or proceedings pending (or anticipated) in relation to rent reviews in respect of any lease of the Properties.

(d)	The leases of the Properties can be assigned either without restriction or with the consent of the landlord (not to be unreasonably withheld or delayed).

(e)	The Properties are not subject to any options or rights of pre-emption and where there are break clauses in the leases they have not been exercised (nor are in the process of being exercised) by either party, nor is such exercise currently anticipated.

16.	Condition, access and services

So far as Seller is aware:

(a)	There is no anticipated material expenditure in relation to the Properties other than in respect of rent and other usual outgoings.

(b)	The Company has not received any adverse report in respect of the Properties prepared by a surveyor, engineer or other professional which is material.

(c)	No material claims have been made against the Company in respect of repairs, dilapidations or other monetary claim.

17.	Insurance

All buildings and structures comprised in the Properties are insured by the landlord and the Seller’s interest is noted on the policy.

PART XIII

TAX

1.	GENERAL

1.1	All Tax due to be paid by the Company prior to the date of this Agreement has been paid and the Company has not been liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the jurisdiction in which the Company has been incorporated.

1.2	All elections, claims and disclaimers which are assumed to have been made for the purposes of computing any provision or reserve for Taxation (including deferred Taxation) included in the Accounts have been made to the requisite Tax Authority. All such elections, claims and disclaimers were when made and remain valid.

1.3	The Company has prepared, kept and preserved records as required by law.

2.	ACCOUNTS

The Accounts make provision or reserve (in accordance with generally accepted accounting practice in the relevant jurisdiction and all relevant accounting standards) in respect of any period ended on or before the Accounts Date for all Tax (including deferred Tax) assessed or, so far as the Seller is aware, liable to be assessed on the Company or for which it is accountable in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been treated as earned, accrued or received for taxation purposes on or before the Accounts Date and/or in respect of any Event occurring or deemed to have occurred on or before the Accounts Date, including distributions made on or before the Accounts Date or provided for in the Accounts, whether or not the Company has or may have any right of reimbursement against any other person.

3.	TAX RETURNS ETC

3.1	The Company has properly and duly and within applicable time limits made all returns and supplied all information, accounts, computations, reports, registrations and given all notices to the Inland Revenue or other Tax Authority (as appropriate) as required by law for Tax purposes within the requisite period and the Company has maintained all such records as are required to be maintained by it. All such returns, information, accounts, computations, reports, registrations and notices were and are complete, correct and accurate in all material respects.

3.2	The Company has no outstanding liability to pay and has not at any time in the seven years ending on the date of this Agreement incurred any liability to any interest, penalty, fine or default surcharge in connection with any Tax nor so far as the Seller is aware is any such liability likely to arise.

4.	DISPUTES AND INVESTIGATIONS

The Company is not involved in any current dispute with any Tax Authority and has not in the last seven years been the subject of any investigation, enquiry or audit or non routine visit by any Tax Authority. So far as the Seller is aware in relation to the Company there is no planned investigation, enquiry, audit or non routine visit by any Tax Authority and so far as the Seller is aware there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted or audit by any Tax Authority.

5.	CLEARANCES AND CONSENTS

5.1	All clearances or consents relating to Tax (including for the avoidance of doubt clearances made pursuant to section 765 ICTA 1988) obtained by or on behalf of the Company have been properly obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material facts and circumstances which could reasonably have affected the decision of the relevant Taxation Authority to grant the clearance or consent. Any transaction for which such consent or clearance was obtained either has not been carried out or has been carried out in accordance with the terms of the relevant application and consent or clearance. As far as the Seller is aware, nothing has arisen since any clearance or consent was obtained which would bring into question its validity. No transaction in respect of which any consent or clearance from any Tax Authority was required by law has been entered into or carried out by the Company without such consent or clearance having been properly obtained.

5.2	All agreements, concessions or other arrangements or practices which are not based on a strict application of the relevant legislation (whether formal or informal) currently subsisting which have been agreed by the Company with any Tax Authority in relation to the affairs of the Company are set out in the Disclosure Letter.

6. EMPLOYEES

6.1	All National Insurance contributions and sums payable to the Inland Revenue under the P.A.Y.E. system due and payable by the Company up to the date of this Agreement have been paid on time and the Company has made all such deductions and retentions as should have been made under sections 203 to 203J of the ICTA 1988 and Part 11 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) and all regulations made thereunder.

6.2	The Company has not made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for corporation taxation purposes.

6.3	No employment related securities as defined in section 421 of the ITEPA have been acquired by employees or ex-employees of the Company.

6.4	The Company has not made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex-employee of the Company which could fall within section 144A ICTA 1988, as re-enacted.

7.	CAPITAL GAINS

7.1	The Company has not made any claim or election under sections 152 and 153 (Roll-over relief) (including any claims made under these sections by virtue of section 154) or section 175 (Replacement of business assets) of the Taxation of Capital Gains Act 1992 (“TCGA”) in respect of any assets held by the Company.

7.2	The Company has sufficient records to enable it to calculate the liability to Tax on the disposal of any capital asset acquired before Completion.

7.3	Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Accounts Date will result in assets of the Company being deemed to have been disposed of and reacquired under section 179 of the TCGA.

7.4	The Company has not within the last six years acquired or sold any asset other than trading stock from any other company belonging at the time of acquisition to the same group of companies as the Company within the meaning of section 170 of the TCGA and no member of any group of companies of which the Company is or has at any material time been the principal company (as defined in section 170(2)(b) of the TCGA) has so acquired any assets.

7.5	If each asset of the Company were disposed of at Completion for a consideration or deemed consideration equal to its book value as shown in or adopted for the purposes of the Accounts or, in the case of any asset acquired since the Accounts Date, its cost to the Company, no liability to corporation tax on chargeable gains or to capital gains tax would be incurred (disregarding for this purpose any relief and allowances available to the Company other than amounts falling to be deducted from consideration receivable under section 38 of the TCGA).

7.6	No allowable loss which may accrue on the disposal by the Company of any asset is liable to be reduced by virtue of any depreciatory transaction within the meaning of section 176 TCGA or section 177 of the TCGA.

8.	DISTRIBUTIONS

8.1	The Company has not made any distributions within the meaning of sections 209 and 210 of the ICTA 1988 except for dividends shown in its audited accounts nor is the Company bound to make any such distributions.

8.2	The Company has not been a party to an exempt distribution within the meaning of sections 213 to 218 of the ICTA 1988 within the last seven years.

8.3	All sums of a revenue nature (including rents, interest, management charges and annual payments) payable by the Company pursuant to an obligation incurred by the Company before Completion and which will continue to bind the Company after Completion have been fully deductible for the purposes of corporation tax, either in computing the profits of the Company or in computing the corporation tax chargeable on it.

9.	VAT

9.1	The Company has complied in all material respects with the requirements and provisions of VATA and other Value Added Tax legislation and has made and maintained accurate and up to date records invoices accounts and other documents required by or necessary for the purposes of the VATA and other Value Added Tax legislation and the Company has in all material respects punctually paid and made all payments and returns required thereunder.

9.2	The Company is entitled under the VATA to credit for all of its input tax.

9.3	The Company has incurred no expenditure on capital items in respect of which there may be an adjustment to the deduction of input tax under Part XV of the Value Added Tax Regulations 1995/2518.

9.4	The Company has not made and will not prior to Completion make an election under paragraph 2 of schedule 10 to the VATA (election to waive exemption).

9.5	The Company has not made any claim for bad debt relief under section 36 of the VATA and as far as the Seller is aware there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there are no circumstances by virtue of which there could be a claw-back of input tax from the Company under section 36(4) of the VATA.

9.6	The Company is not and has never been treated for the purposes of sections 43 to 43C Value Added Tax Act 1994 (groups of companies) as a member of a group.

10.	STAMP DUTY, SDRT AND SDLT

10.1	All documents to which the Company is a party and which are necessary to establish the Company’s title to any asset are in the Company’s control, in the United Kingdom and have been duly stamped or certified.

10.2	Since the Accounts Date the Company has not incurred, and has not entered into any transaction under which it will incur, any liability to stamp duty reserve tax.

10.3	Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Accounts Date will result in stamp duty becoming payable by the Company by virtue of section 111 or 113 of the Finance Act 2002.

10.4	Since the Accounts Date the Company has not incurred, and has not entered into any transaction under which it will incur any liability to stamp duty land tax.

10.5	In the last three years the Company has not made any claim for relief from stamp duty land tax under Schedule 7 to the Finance Act 2003, and the Company holds no estate or interest in land that is derived from an estate or interest in respect of which such a claim was made.

11.	TAX RESIDENT STATUS

11.1	The Company has always been resident in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for the purposes of any double tax agreement.

11.2	The Company has not been and is not liable or subject to Taxation in any jurisdiction other than its country of incorporation.

12.	CLOSE COMPANY

12.1	The Company has not made any distribution prior to Completion within the meaning of section 418 of the ICTA 1988.

12.2	The Company is not and has not been a close investment holding company within the meaning of section 13A ICTA 1988.

12.3	The Company has not made any loan or advance within the meaning of section 419 (as extended by section 422) of the ICTA 1988 or released or written off or agreed to release or write off any such loans or advances.

12.4	No transfer of value (as defined in section 3 of the Inheritance Tax Act 1984) has ever been made by the Company so that the provisions of section 94 of the Inheritance Tax Act 1984 (charge on participators) could apply.

13.	TAX AVOIDANCE

13.1	The Company has not been involved in any scheme or arrangement of which the main purpose or one of its main purposes was the avoidance of a liability to Tax and for which there was no bona fide commercial purpose, in circumstances where the Company would incur a liability for Tax pursuant to Part XVII (Tax Avoidance) of the ICTA 1988).

13.2	All transactions entered into by the Company have been and are on fully arms length terms. There are no circumstances which could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made in respect of those transactions.

13.3	No Tax Authority has required any adjustment to be made for Tax purposes to the terms on which any transaction entered into by the Company is treated as taking place, and no such adjustment has been made, threatened or attempted in fact.

13.4	No action has been taken by the Company in respect of which any consent or clearance from the Inland Revenue or any other Tax Authority was required by statute save in circumstances where such consent or clearance was validly obtained.

13.5	The Company has not been a party to any transaction to which sections 29 or 30 of the TCGA have been or could be applied.

13.6	The Company has not been and is not involved in any arrangement or proposal that is notifiable under Part 7 of the Finance Act 2004 and any regulations made thereunder.

13.7	The Company has not apportioned income of a controlled foreign company to itself under section 747 of the ICTA 1988 (imputation of chargeable profits of controlled foreign companies) and no circumstances exist which mean that the Company should apportion to itself any profits of a controlled foreign company under section 747 of the ICTA 1988.

13.8	The Company has no material interest in an offshore fund which is or has at any material time been a non-qualifying offshore fund for the purposes of sections 757 to 764 and schedules 27 and 28 of the ICTA 1988.

13.9	There has been no change in the ownership of the Company or major change in the nature or conduct of a trade or business carried on by the Company and no event or series of events which might cause the disallowances of any carry forward of losses or excess charges under the provisions of section 768 of the ICTA 1988 (change of ownership of company).

13.10	The Company maintains contemporaneous documentation, including but not limited to agreements, reports and analyses, in support of all transaction that may be subject to Schedule 28AA ICTA 1988.

14.	INTANGIBLE FIXED ASSETS

14.1	Gains and losses in respect of all intangible fixed assets (as defined for the purposes of Schedule 29 to the Finance Act 2002) which are or have at any time been held by the Company, and to which the provisions of Schedule 29 to the Finance Act 2002 apply or may apply, are and have at all times been computed in accordance with generally accepted accounting practice (as defined by section 836A of the ICTA 1988).

14.2	The Company has not made an election under paragraph 10 of Schedule 29 to the Finance Act 2002 in respect of any intangible fixed asset (as defined for the purposes of that Schedule).

14.3	Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement, nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Accounts Date will result in any asset of the Company being deemed to have been disposed of and reacquired under paragraph 58 of Schedule 29 to the Finance Act 2002.

14.4	The Company has not joined in making, nor has it incurred an obligation to join in making, any election under paragraph 66 of Schedule 29 to the Finance Act 2002.

15.	CAPITAL ALLOWANCES

15.1	In preparing the Accounts, the value used for each asset or class of assets in respect of which a separate computation for capital allowances is required (whether as a result of an election or otherwise) is such that, on a disposal of that asset or all the assets in that class for a consideration equal to the value used (and disregarding a statutory right to claim an allowance or relief), no balancing charge would be made.

15.2	The Company has not entered into a or agreed to enter into any transaction pursuant to which an election under section 177 or section 183 of the Capital Allowances Act 2001 (“CAA”) has been made or may be made.

15.3	The Company has not made any election under section 83 CAA nor has it or could it be taken to have made such an election under section 89(4) of the CAA.

15.4	The Company has not incurred any expenditure on machinery or plant which is a long life asset to which Chapter 10 of Part 2 of the CAA applies.

16.	LOAN RELATIONSHIPS

16.1	In respect of every loan relationship (as defined by section 81 of the Finance Act 1996) to which the Company is or has been a party the Company has used in its statutory accounts an accruals basis of accounting which is an authorised accounting method for the purposes of Chapter II of Part IV of that Act and has used that method consistently and without variation for all relevant accounting periods.

16.2	The Company has not been required in the case of any loan relationship to use an authorised accruals basis of accounting by virtue of section 87 of the Finance Act 1996.

17.	SECONDARY LIABILITY

No event, transaction, act or omission has occurred which could result in the Company becoming liable for Tax which is primarily or directly chargeable against or attributable to a person other than the Company or which is charged by reference to the income or gains of or any supplies, acquisitions or importations made by another person.

18.	WITHHOLDING

18.1	The Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

18.2	The Company has not received any direction under section 349C of the ICTA 1988.

PART XIV

ENVIRONMENT

1.	So far as the Seller is aware, the Company has obtained all Environmental Consents required for the use, occupation and enjoyment of the Properties and required in respect of any substances or materials present, used or disposed of on or from the Properties and, all such Environmental Consents are in full force and effect in all Material respects and the Company has complied in all Material respects with any conditions and requirements thereunder.

2.	There are no pending or, so far as the Seller is aware, contemplated applications to obtain, renew, vary or surrender any Environmental Consents, nor have any such applications been refused nor are any Environmental Consents subject to any improvement conditions which so far as the Seller is aware at today’s date have not been complied with.

3.	So far as the Seller is aware, the Company has complied in all Material respects with all Environmental Laws relating to the use, occupation and enjoyment of the Properties.

4.	No Environmental Claim has been made against the Company nor, so far as the Seller is aware, is any such Environmental Claim pending or threatened.

SCHEDULE 4

LIMITATIONS ON CLAIMS

1.	INTERPRETATION

In this Schedule (unless the context otherwise requires) “determination” means a final determination by a court of competent jurisdiction or a final award or decision of a duly appointed arbitrator or expert (as the case may be) and “determined” shall be construed accordingly.

2.	TIME LIMITS

2.1	The Seller shall not be liable for any Claim unless written notice of the Claim has been given to it by or on behalf of the Buyer as soon as reasonably practicable after the Claim has arisen or as soon as reasonably practicable after the Buyer or the Company has become aware of the circumstances giving rise to a Claim and in any event:

2.1.1	written notice in respect of a claim under the Tax Warranties or the Tax Deed, must be given no later than six years plus six months after the Completion Date; and

2.1.2	written notice in respect of any other claim, must be given on or before the second anniversary of the Completion Date.

2.2	The written notice of the Claim shall specify in reasonable detail the nature of the Claim, the circumstances giving rise to it and the Buyer’s reasonable estimate of the amount claimed in accordance with Clause 4.3 of this Agreement.

2.3	Any Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced within nine months of the date of the written notice of the Claim served pursuant to paragraph 2.1 of this Schedule, and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served upon the Seller, provided that this nine month time limit shall not start to run:

2.3.1	in relation to a Claim arising from a Third Party Claim (as defined below) until such Third Party Claim has been satisfied, settled, determined or withdrawn provided that such Claim arising from a Third Party Claim may be notified to the Seller pursuant to paragraphs 2.1 and 2.2; or

2.3.2	in relation to a contingent or unquantifiable Claim (as referred to in paragraph 14 of this Schedule) until such Claim has become an actual liability or capable of being quantified provided that such contingent or unquantifiable liability may be notified to the Seller pursuant to paragraphs 2.1 and 2.2; or

2.3.3	if a Claim has been referred to resolution under the Bank Guarantee until one month after the procedure under Schedule 8 has concluded in respect of that Claim.

3.	UPPER LIMITS

The aggregate liability of the Seller for all Claims shall be limited to 75% of the Consideration.

4.	LOWER LIMITS

4.1	The Seller shall not be liable for any Claim unless the aggregate amount of such Claim, when taken together with the amount of all other Claims, is an amount equal to or greater than US$700,000 (the “Threshold”) in which event the Seller shall, subject to the other limits contained in this Schedule, be liable for the full amount of such Claims (and not just the amount by which such aggregate amount exceeds the Threshold). For the avoidance of doubt, one or more Claims arising out of the same cause of action or the same circumstances will exceed the Threshold if when aggregated together their total value exceeds the Threshold.

4.2.	The Seller shall not be liable for any Claim which does not exceed US $50,000 (which for the avoidance of doubt shall include any claim that would have constituted a Claim for breach of warranty but for the fact that the warranty is qualified by reference to a US$50,000 materiality threshold) (a “De Minimis Claim”) provided always that in assessing whether the Threshold has been exceeded each Claim which would otherwise have been a De Minimis Claim shall be taken into account, provided that the Claim is brought bona fide by the Buyer, the Claim has a reasonable prospect of success, and it is not vexatious or frivolous (any dispute over such matter being resolved under Schedule 9). The Claim must also be lodged in accordance with, and fulfil the criteria set out in, paragraphs 2, 5 to 6, 9 to 11, 14 and 15 of this Schedule, in order to count towards the Threshold. Any such De Minimis Claim shall count towards deeming the Threshold to have been exceeded, and the Seller shall have no liability in respect thereof provided that any initial classification of any Claim as a De Minimis Claim is without prejudice to its reclassification following any increase in the Seller’s liability.

4.3	For the purposes of calculating Claims counting towards the Threshold and/or any De Minimis Claim there shall be excluded from any Claim the amount of any costs, expenses and other liabilities (together with any recoverable VAT thereon) incurred or to be incurred by the Buyer in connection with the making of any such Claim.

5.	DOUBLE CLAIMS

5.1	The Seller shall not be liable for any breach of the Warranties to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such breach has been recovered under the Tax Deed.

5.2	The Seller shall not be liable for any claim under the Tax Deed to the extent that the amount otherwise recoverable under the Tax Deed due to the fact, matter, event or circumstance giving rise to such claim has been recovered under the Warranties.

5.3	If the same fact, matter, event or circumstance gives rise to more than one Claim for breach of any Warranties, the Buyer shall not be entitled to recover more than once in respect of such fact, matter, event or circumstance.

6.	PROVISIONS AND RESERVES

The Seller shall not be liable for any claim to the extent that any specific provision or reserve in respect of the fact, matter, event or circumstances giving rise to such Claim has been made in the Completion Accounts and taken into account in calculating the Net Current Asset Value.

7.	CHANGES ON AND/OR AFTER COMPLETION

The Seller shall not be liable for any Claim to the extent that it arises, or is increased or extended by:

7.1	any change to any legislation, any increase in rates of Taxation or any change in the published practice of a Taxation Authority (other than as announced prior to Completion), in each case made on and/or after Completion with retrospective effect;

7.2	any change in the accounting reference date of the Buyer or any Buyer Group Company made on and/or after Completion;

7.3	any change in any accounting policy or practice of the Company made on and/or after Completion, save where such change is required to conform such policy or practice with the Accounting Standards, any applicable laws or regulations, generally accepted policies or practices or where such change is necessary to correct an improper policy or practice;

7.4	any cessation of, or any material change in, the nature or conduct of any business carried on by the Buyer or the Company, being a cessation or change occurring on and/or after Completion; or

7.5	any act, omission or transaction outside the ordinary and usual course of business which is carried out or effected on or after Completion by the Company at the request or with the approval of, the Buyer or any member of the Buyer Group (or any of their respective directors or officers ).

8.	THIRD PARTY CLAIMS

If the Buyer becomes aware of any fact, matter, event or circumstance which would or is likely to result in a claim against any Buyer Group Company (other than a Claim in relation to Tax which shall be subject to the provisions of paragraph 8.8 of this Schedule 4), (a “Third Party Claim”) and which, in turn, would or is likely to result in a claim against the Seller, the Buyer shall (and shall procure, where relevant, that the relevant Buyer Group Company shall):

8.1	as soon as reasonably practicable give written notice and reasonable details as known to the Buyer or Buyer Group Company of the Third Party Claim to the Seller, subject to the Seller agreeing to such terms regarding the confidentiality of any information provided as are reasonably required by Buyer, provided that the giving of such notice shall not be a condition precedent to the liability of the Seller under this Agreement;

8.2	not settle or compromise the Third Party Claim or make any admission in respect thereof without the prior written consent of the Seller (which consent will not be unreasonably delayed or withheld);

8.3	allow the Seller and its advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

8.4	consult in good faith with the Seller as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

8.5	take such action, at the written request of the Seller, as it may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim, subject to the Buyer first being indemnified to its reasonable satisfaction by the Seller in respect of all losses, claims, demands, costs and reasonable expenses (including reasonable legal costs) which may thereby be incurred;

8.6	permit the Seller, at the written request of the Seller to have sole conduct of all proceedings relating to the Third Party Claim in the name of the relevant Buyer Group Company, provided that if the Seller elects to have conduct of a Third Party Claim in accordance with the provisions set out above:

8.6.1	the Buyer shall be kept informed of all matters pertaining thereto and steps proposed to be taken by the Seller and the Seller shall timeously provide the Buyer copies of all correspondence with the claimant (references to which in this paragraph 8.6 shall in all instances include its advisers and representatives) in connection with the claim in question and notes of all telephone conversations or meetings with the claimant in relation to that claim;

8.6.2	the Seller shall deliver to the Buyer all documents which are required under this paragraph 8.6 to be authorised or signed by any Buyer Group Company for authorisation and/or signature as soon as they are available and shall provide the Buyer with an opportunity to comment thereon, and the Seller shall not unreasonably refuse to accept any such comments;

8.6.3	where the relevant Buyer Group Company is not required to sign a material document but the Seller proposes to correspond with the claimant then the Seller shall first deliver to the Buyer a draft of such correspondence and shall provide the Buyer with an opportunity to comment thereon which shall be done timeously, and the Seller shall not unreasonably refuse to accept any such comments;

8.6.4	the appointment of accountants, solicitors or other professional advisors in connection with the claim shall be subject to the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

8.6.5	nothing shall oblige the Buyer or any Buyer Group Company to sign or procure the signature on any such document which, in its reasonable opinion, it considers to be false or misleading or not complete and accurate in all material respects or otherwise likely to result in a material additional liability for any Buyer Group Company (but for the avoidance of doubt neither the Buyer nor any Group Company shall be under any obligation to investigate such matters, shall be entitled to rely upon the Seller, and their signing of the relevant documents shall not be construed as their having so investigated the matters but as having so relied);

8.6.6	the Seller shall not make any settlement or compromise of any Third Party Claim unless it has first notified the Buyer and any relevant Buyer Group Company of the terms of such proposed settlement or compromise and the Buyer has given its consent in writing to such settlement or compromise (such consent not to be unreasonably withheld or delayed) but if such consent is refused, the Seller’s liability under the Warranties in relation to that Third Party Claim shall be limited to a maximum of the amount for which the Seller would have been liable if such consent had been forthcoming and the Buyer may settle the Third Party Claim at its complete discretion;

8.6.7	the Seller undertakes not and undertakes to procure that the solicitors, accountants or other professional advisors appointed in accordance with this paragraph 8.6 do not do or omit to do anything which could cause the Company to be in breach of any legal obligation or which would give any regulatory body grounds for investigating the Company;

8.6.8	neither the Buyer nor any Buyer Group Company shall be required to take any action under paragraph 8.5 or 8.6:

(a)	unless the Buyer or the relevant Buyer Group Company concerned is promptly (and in any event within 10 Business Days of written notification of a Third Party Claim having been received by the Seller in accordance with paragraph 8.1 of this Schedule 4) indemnified to its reasonable satisfaction by the Seller against the relevant liability and all reasonable losses, costs, damages and expenses;

(b)	unless, in the context of the commencement by the Company of any legal proceeding there has been provided to the Buyer by and at the expense of the Seller the written opinion of leading independent Counsel of at least ten years’ call, after the disclosure of all relevant information and documents, that such proceeding is a reasonable course of action in all the circumstances;

(c)	if the Seller or any Seller Group Company (prior to Completion) has committed an act or is responsible for an omission which constitutes fraudulent conduct in respect of the Third Party Claim; or

(d)	if written notice is served on the Buyer or the relevant Buyer Group Company by the Seller stating that the Third Party Claim should no longer be resisted;

8.6.9	if the parties cannot agree the contents of any item or any matter referred to in paragraph 8.6.2 the matter will be referred to independent legal Counsel of at least ten years’ call to be agreed by the parties (or failing agreement to be appointed by the President of the Law Society in England and Wales) and the contents of such item shall be determined by such independent Counsel acting as expert and not as arbitrator, both parties having the right to make representations, and such determination (in the absence of manifest error) shall be conclusive and binding on the parties and whose costs may be borne as the independent Counsel shall direct.

8.6.10	if no action is required to be taken by the relevant Buyer Group Company under the terms of paragraph 8.6.8 above in respect of a Third Party Claim or the Seller fails to satisfy the terms of paragraph 8.6 in any material respect in respect of a Third Party Claim the Buyer and the relevant Buyer Group Company may resume conduct of the Third Party Claim and, subject to paragraphs (b) and (c)

below, shall have absolute discretion in dealing with the Third Party Claim or satisfying, settling or agreeing the Third Party Claim as the Buyer or the relevant Buyer Group Company may think fit, without prejudice to any other right or remedy available to the Buyer or the relevant Buyer Group Company. In this regard:

(a)	the Seller shall be kept informed of all matters pertaining thereto and steps proposed to be taken by the Buyer or the relevant Buyer Group Company and the Buyer or the relevant Buyer Group Company shall timeously provide to the Seller copies of all correspondence with the claimant in connection with the claim in question and notes of all telephone conversations or meetings with the claimant in relation to that claim;

(b)	the Buyer or the relevant Buyer Group Company shall deliver to the Seller all material documents which are required to be sent to the claimant and shall provide the Seller with an opportunity to comment thereon, and the Buyer or the relevant Buyer Group Company shall not unreasonably refuse to accept any such comments; and

(c)	the Buyer and the relevant Buyer Group Company shall not make any settlement or compromise of any Third Party Claim unless the Seller has first been notified of the terms of such proposed settlement or compromise and the Seller has given its consent in writing thereto (such consent not to be unreasonably withheld or delayed);

8.7	make available (and use reasonable endeavours to procure that any of its auditors, past or present, shall make available) to the Seller and its advisers and agents such information and assistance (including access to management and the Company’s records, papers, documents and data as they may reasonably require subject to the Seller agreeing to such conditions as are reasonably required by the Buyer.

8.8	The provision of clause 9 of the Tax Deed shall apply to a Claim in relation to Tax as if incorporated herein.

9.	NON-ASSIGNMENT OF CLAIMS

Subject to clause 15.7 of this Agreement, the Buyer shall not (and shall procure that any Buyer Group Company shall not) assign the benefit of any Claim without the prior written consent of the Seller.

10.	CHANGE OF CONTROL ETC

The Seller shall not be liable for any claim arising from any loss suffered or payment made by the Buyer which would not have been suffered or made had the Buyer not given warranties and/or indemnities to any person (other than another Buyer Group Company provided that the Buyer Group Company so remains and that the warranties and /or indemnities are not more extensive than given by the Seller in the Transaction Documents) acquiring all or part of the shares, assets or undertaking of the Company after Completion.

11.	REMEDIABLE BREACHES

The Seller shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by or at the expense of the Seller within 40 Business Days of the date on which written notice of such Claim is given to the Seller setting out the Claim in sufficient detail for the Seller to be able to remedy it. For the avoidance of doubt, the Seller shall be liable for any damage, loss or expenses suffered by the Buyer as a result of the breach notwithstanding it is remedied, but only to the extent that Seller, in remedying the breach concerned, has failed to make good all loss or damage claimable by the Buyer in respect of the breach.

12.	INSURANCE

The Seller shall not be liable for any Claim, to the extent that the Buyer or any Buyer Group Company would have been entitled to recover its loss under an insurance policy in respect of any loss, damage or liability which is the basis of such Claim if any insurance cover for the Company current at the Accounts Date had been maintained in full force and effect after Completion.

13.	REIMBURSEMENT OF CLAIMS

13.1	If, after the Seller has made any payment in respect of a claim (other than a claim under the Tax Warranties, which shall be subject to the provisions of paragraph 13.2 of this Schedule 4), the recipient of that payment or any member of the Buyer’s Group recovers from a third party (other than a member of the Buyer’s Group) whether by payment, discount, credit, relief or otherwise a sum which is referable to the subject matter of the Claim giving rise to the payment by the Seller (the “Recovery Amount”) then provided no other Claim is outstanding at the time of receipt of the Recovery Amount, the Buyer shall forthwith repay (or procure the repayment) to the Seller such amount of the Recovery Amount as is equal to the sum paid by the Seller (or, if the Recovery Amount is less than the sum paid by the Seller, the whole of the Recovery Amount) less any reasonable costs, expenses and Tax incurred by the Buyer, the Company or any member of the Buyer’s Group in obtaining the Recovery Amount from the third party.

13.2	The provisions of Clause 7 of the Tax Deed shall apply in respect of any claims under the Tax Warranties.

14.	UNASCERTAINABLE CLAIMS

The Seller shall not be liable to make any payment in respect of any Claim which arises by reason of a liability which, at the time when written notice of the Claim is given to it, is contingent only or is otherwise not capable of being quantified unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

15.	MITIGATION

The Buyer shall (and shall procure that any Buyer Group Company shall) take all reasonable action to mitigate any loss suffered by it or the relevant Buyer Group Company which will or is reasonably likely to result in a claim against the Seller and, without limiting the generality of the foregoing shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could or might be made by it or any Buyer Group Company against any third party:

15.1	as soon as reasonably practicable give written notice and reasonable details of such right of recovery to the Seller;

15.2	take reasonable steps to maximise the amount recovered in respect of such right of recovery; and

15.3	not withdraw, settle or compromise such right of recovery without the prior written consent of the Seller (such consent not to be unreasonably delayed or withheld).

The foregoing paragraph 15 is subject to the Buyer being indemnified to its reasonable satisfaction by the Seller in respect of all losses, claims, demands, costs and reasonable expenses (including reasonable legal costs) which may be incurred by the Buyer or Company by reason of the matters required of it or them under such paragraph.

16.	TAX DEED

If any limits on the liability of the Seller under the Tax Deed conflict with the provisions of this Schedule then the provisions of the Tax Deed shall prevail. Without limitation and notwithstanding the provisions of this Schedule 4, the limitations in this Schedule 4 shall only apply to the Tax Deed to the extent provided in Clause 5 of the Tax Deed.

17.	DISPUTE RESOLUTION

17.1	Where the Buyer wishes to notify the Guarantor of an actual or potential Claim or claim pursuant to Clause 4.6 or Clause 8 (a “Clause 4.6/8 Claim”) such as would enable it to claim under the Bank Guarantee after the time the Bank Guarantee would otherwise have expired or its amount would have been reduced it shall provide reasonable details of this to the Seller. The Buyer shall promptly answer any reasonable questions raised by the Seller in good faith in connection with the determination of the basis for, and/or amount of, any such Claim or Clause 4.6/8 Claim and shall promptly provide copies of all such supporting evidence as the Seller shall reasonably request, subject to any reasonable confidentiality obligations the Buyer may impose on the Seller’s use thereof. If the Seller agrees that any such Claim or Clause 4.6/8 Claim is made on reasonable grounds and is a reasonable quantification of the loss likely to be provable (but without making any admission as to the potential Claim or Clause 4.6/8 Claim), they shall join with the Buyer in confirming this to the Bank in writing, to freeze the time period for claiming under the Bank Guarantee in respect of that Claim or Clause 4.6/8 Claim. If the Seller disagrees that any such Claim or Clause 4.6/8 Claim is made on reasonable grounds and is a reasonable quantification of the loss likely to be provable (but without making any admission as to the potential Claim or Clause 4.6/8 Claim), the Buyer shall be entitled to confirm the Claim or Clause 4.6/8 Claim to the Guarantor in writing, to freeze the time period for claiming under the Bank Guarantee in respect of such claim and either party may, without prejudice to final determination of the underlying Claim require that the amount of the said Claim or Clause 4.6/8 Claim specified by the Buyer shall be submitted to legal Counsel of not less than 10 years standing chosen by the parties (and in default of agreement within 15 Business Days from first request that such Counsel be appointed, such Counsel shall be nominated by the President of the Law Society in England and Wales for the time being on the application of any party). Such Counsel shall be asked to determine for the purposes of this clause whether the estimate of the Claim or Clause 4.6/8 Claim is a reasonable estimation of the loss likely to be proved by the Buyer, taking due account of the likelihood that the relevant Claim or Clause 4.6/8 Claim may be established, or such lesser sum as Counsel believes is a reasonable estimation. Counsel shall act as an expert and not an arbitrator, and his determination shall be binding for the purposes of this clause and shall be notified by the Buyer or the Seller to the Guarantor in writing (with a copy of the determination (including details of the amount of the Claim or Clause 4.6/8 Claim as determined by Counsel)), but subject always to any subsequent revised estimate agreed or determined. The provisions of paragraph 17.3 below shall apply to any determination to be made under this paragraph 17.1.

17.2	After 20 April 2007 and upon the Buyer being reasonably satisfied that no liability in respect of any Claim or potential Claim relating to clauses 2.1.4-6, 2.1.8 or 2.1.9 of the Tax Deed is likely to arise for the Company, the Buyer shall (save to the extent set out in paragraph 17.2.3 below) release the Bank Guarantee by written notice to the Guarantor. Any dispute as to whether a liability in respect of a Claim is likely (or as to whether the Buyer should be reasonably satisfied as aforesaid) shall be resolved in the same manner as under paragraph 17.1 provided that legal Counsel shall determine that the Buyer is acting reasonably unless (taking into account any evidence provided to such Counsel by the Buyer and the considerations set forth in paragraph 17.10 below), to such Counsel, the Buyer appears manifestly unreasonable or where:

17.2.1	the Buyer or the Seller has received and provided a copy to the other party, correspondence from the Commissioners of Inland Revenue stating that there is no further liability on the Buyer or the Company in connection with any of the clauses of the Tax Deed referred to above, and they are unable to raise any further assessment; or

17.2.2	there has been a dispute with the Commissioners of Inland Revenue in respect of any matter covered by the clauses of the Tax Deed referred to above and a final and irrevocable written agreement has been reached with them in respect of outstanding Tax or sums relating to Tax, interest and penalties in connection with those matters, and there has been provided to the Buyer a signed copy of the agreement settling the claims and the original receipt.

If Counsel concludes that the Buyer is not acting reasonably, then Counsel shall determine the amount of the Bank Guarantee which Counsel believes is reasonable to release and the Buyer on receiving that determination shall, so far as possible, release the Bank Guarantee to that extent..

For the avoidance of doubt, where the Taxation Authorities have not raised any comment or challenge to the matters covered by the clauses of the Tax Deed referred to above, even after a period of years, legal Counsel shall not treat this (of itself) as demonstrating that it would be reasonable to assume that no liability may exist.

17.2.3	Any release or reduction of the Bank Guarantee resulting from application of paragraph 17.2 above shall be done in such a manner as to leave an effective guarantee in the sum of US$3,000,000 outstanding pursuant to the terms of the Bank Guarantee until its Expiry Date.

17.3	The determination shall be conducted according to procedures established by Counsel after his appointment. Any procedural directions that may be agreed by the parties and communicated to him within 7 days of his appointment shall be incorporated therein. Counsel shall be instructed by the parties to render his decision within 60 calendar days of his appointment.

Unless otherwise ordered by Counsel:

17.3.1	each party shall have the right to submit representations to him and shall at the same time submit a copy to the other party. Counsel having received such representations shall be entitled to act on his own opinion but may make his own investigations should he deem it necessary and may require oral representations to be made to him. Further Counsel may seek professional advice at any stage during the process as he thinks fit; and

17.3.2	the parties shall submit any information relevant to the reference of whatever nature including information recorded on magnetic media and any information the parties may designate as confidential that is requested by Counsel to enable him to understand the issue to be determined and the parties representations in respect of it. The parties shall also authorise third parties to produce such information as necessary.

17.4	The decision of Counsel shall be communicated in writing to the parties with a full explanation of its basis (the “Decision”). The Decision of Counsel shall be final and binding on the parties unless they shall previously (or subsequently) otherwise agree or in the case of manifest error, and subject always to any subsequent revised estimate being agreed by the parties.

17.5	Counsel shall undertake to each of the parties not to disclose any information obtained in relation to the matters referred to Counsel and the Decision resulting from it to any person other than the parties without their written permission and further shall undertake not to disclose any information submitted to him by the parties designated as confidential to any person including the other party without the consent of the owning party.

17.6	At any time prior to the Decision being communicated to the parties they may agree a settlement of the difference referred to Counsel. In such event Counsel shall be entitled to recover from the parties fees in respect at the time already spent on the reference and all reasonable expenses incurred in relation to it.

17.7	The parties shall treat as confidential in accordance with the provisions of this Agreement information obtained in relation to the reference, its occurrence and the decision resulting from it.

17.8	Counsel shall be entitled to his reasonable fees and to reasonable expenses. Such fees and expenses shall be paid in such proportions as Counsel shall reasonably determine (in which respect his decision shall be final and binding).

17.9	Counsel may determine an amount of costs incurred by a party in respect of the reference which are to be recovered from the other party and if so determined he shall notify the parties of such costs in his Decision.

17.10	In all instances, Counsel will take into account the fact that the Buyer (i) is unlikely to get satisfaction from the Seller of any Claim if the initial estimate (or, if applicable, any revised estimate) is less than actual damages, losses, costs or expenses proven, and (ii) has no practical means of securing the enforcement of any Claims or Clause 4.6/8 Claims other than through the Bank Guarantee, and accordingly Counsel shall start with a presumption that the Buyer is likely to be acting reasonably.

SCHEDULE 5

THE PROPERTIES

PART I - UK PROPERTIES

(a)	All that leasehold land and buildings known as Ground Floor India House, 45 Curlew Street, London SE1 as more particularly described in a lease dated 21 February 2003 made between Canadian &Portland Estate Plc (1) and Digital Vision Limited (2) for a term of years commencing on 13 February 2003 and expiring on 24 December 2024.

(b)	All that leasehold land and buildings known as Fourth Floor India House, 45 Curlew Street, London SE1 as more particularly described in a lease dated 24 December 1999 and made between Milton Investment Fund Limited (1) and Digital Vision Limited (2) for a term of 25 years commencing on 25 December 1999 and expiring on 24 December 2024.

PART II - US PROPERTIES

(a)	All that leasehold land and buildings known as Fourth Floor, 267 Fifth Avenue, Manhattan, New York, New York 10016 for a term of five years commencing on 1 February 2001 and expiring on 31 March 2006.

SCHEDULE 6

DEED OF COVENANT

THIS DEED is made on [                    ] 2005

BETWEEN:

(1)	MARK AUSTIN of Chalet Gentiane, Avenue Centrale, Chesieres, 18805 Switzerland (“MA”); and

(2)	GETTY IMAGES (UK) LIMITED), a company incorporated in England and Wales with registered number 3728660 whose registered office is at 101 Bayham Street, London NW1 0AG (the “Buyer”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

Company	Digital Vision Limited, a company incorporated in England and Wales with registered number 3107453;

Connected Person	a person connected with MA, within the meaning of section 839 ICTA 1988 (including the meaning of control defined in section 840 ICTA 1988 and for the avoidance of doubt such meaning shall be without regard to wheresoever a person may be situate, resident, domiciled or incorporated) and shall include Shisheido Anstalt a Liechtenstein Anstalt (registered number H.879/74) whose registered office is at Städtle 28, 9490 Vaduz, Liechtenstein;

Group	the Company and any subsidiary undertaking of the Company as at the Relevant Date and references to “Group Company” and to “any member of the Group” shall be construed accordingly; and

Relevant Date	the date of this Agreement.

1.2	Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Act at today’s date, shall have the same meaning in this Agreement.

2.	PROTECTION OF GOODWILL

2.1	In consideration of the sum of US $225,000 paid to MA by the Buyer in three instalments of US $75,000, the first instalment being paid on the date hereof and the two subsequent instalments being paid on the two subsequent anniversaries thereof, each instalment being paid to such bank account as MA may nominate, free and clear of any deduction or withholding, MA undertakes to the Buyer that neither he nor any of the Connected Persons will, directly or indirectly:

2.1.1	at any time prior to, or during the period of 36 calendar months from, the Relevant Date solicit or entice away, or endeavour to solicit or entice away from any Group Company or offer employment to or offer to conclude a contract of services with any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of the relevant Group Company (and with whom he had dealings (other than in a de minimis way)) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to any employee employed by any Group Company in a non-managerial or purely administrative role;

2.1.2	at any time during the period of 36 calendar months from the Relevant Date,

2.1.2.1	carry on, engage in or be employed in; or

2.1.2.2	be concerned or interested in; or

2.1.2.3	in any way assist in any business involved in;

the licensing of stock photography, moving and still images as well as music and fonts in competition with any of the businesses of any Group Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date;

2.1.3	at any time during the period of 36 calendar months from the Relevant Date, solicit, or approach or cause to be solicited or approached the custom of or deal with any person who is a customer or client any Group Company and with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 months prior to the Relevant Date so as to compete with the business of any Group Company as carried on at Completion.

2.1.4	at any time during the period of 36 calendar months from the Relevant Date, interfere or seek to interfere or take such steps as may interfere with supplies to any member of the Group from any suppliers who shall have been supplying goods or services to any such member of the Group for use in connection with the Business at any time during the period of 12 months prior to the Completion Date;

2.1.5	at any time during the period of 36 calendar months from the Relevant Date, be engaged, concerned or interested, in any business which has, at any time during the 12 months preceding the Relevant Date, supplied any goods and/or services to or has been a client or customer of a member of the Group if such engagement, concern or interest causes or would or is likely to cause the supplier to cease or materially to reduce its supplies to such member of the Group or the client or customer to cease or materially to reduce its orders or contracts with such member of the Group;

2.1.6	at any time after the Relevant Date use as a trade or business name or mark or domain name or carry on a business under a title containing the words “Digital Vision”, “DV” or any other words which resemble or are deliberately calculated to resemble the same; or

2.1.7	assist any other person to do any of the above.

Each undertaking contained in this Clause 2.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

2.2	Nothing contained in Clause 2.1 shall prevent MA from holding by way of bona fide personal investment any units of any authorised unit trust and from being the holder or beneficial owner of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised investment exchange (within the meaning of Part XVIII of the Financial Services and Markets Act 2000) provided that he (together with his spouse and minor children) neither holds nor is beneficially interested in more than a total of 3% of any single class of the securities in that company.

2.3	Whilst the undertakings in Clause 2.1 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement it is hereby agreed and declared that the Buyer may by notice in writing at any time to MA reduce in whole or in part the extent of the restrictions in the said covenants in such manner and to such extent as the Buyer in its absolute discretion determines and thereupon MA agrees to be bound by such covenant in the form reduced and the validity of any other covenant and provisions contained in this Agreement shall not be affected.

2.4	Should MA breach the particular undertaking specified in Clause 2.1.2 (or should any such undertaking be held to be unenforceable or void or be struck down by any Court) the parties agree that (as the Buyer will therefore not receive the benefit of the performance of that undertaking) the Buyer will from that time be under no further obligation under this Agreement to pay any further instalment payment under Clause 2.1 (notwithstanding the terms of Clause 2.1), but nonetheless shall remain bound by and will continue to abide by each and every extant undertaking specified in Clause 2.1.

3.	APPLICABLE LAW AND JURISDICTION

3.1	This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.

3.2	The parties irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the right of any party to proceed in the courts of any other competent jurisdiction.

THIS DEED has been duly executed and delivered as a deed on the date stated above.

EXECUTED as a DEED

on behalf of GETTY IMAGES (UK) LIMITED acting by:

/s/ JEFF BEYLE
Authorised signatory

/s/ SIMON QUIRK
Authorised signatory

SIGNED as a deed by the said MARK AUSTIN /s/ MARK AUSTIN in the presence of:- Alistair Wilson

Witness /s/ ALISTAIR WILSON

Address

Occupation

SCHEDULE 7

TAX DEED

THIS TAX DEED is made on [    ] 2005

BETWEEN:

(1)	SHISHEIDO ANSTALT, a Liechtenstein Anstalt, duly registered under number H.879/74 and whose registered office is at Städtle 28, 9490 Vaduz, Liechtenstein (the “Seller”)

(2)	GETTY IMAGES (UK) LIMITED, a company incorporated in England and Wales with registered number 3728660 whose registered office is at 101 Bayham Street, London NW1 0AG (the “Buyer”).

WHEREAS:

This Deed is entered into by the parties pursuant to and supplements the Agreement.

THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Throughout this Deed the following words and phrases have the meanings set out below:

Agreement	the agreement dated as of the date hereof between the Seller and the Buyer.

Auditors	the auditors of the Target Group from time to time.

Buyer’s Relief	any Relief to the extent that the same either:

	(a)	has been shown as an asset of the Company in the Completion Accounts; or

	(b)	arises in respect of any period or part of a period after Completion; or

	(c)	has been taken into account or assumed to be available in computing any provision for Tax (including deferred tax) in the Completion Accounts;

Company	Digital Vision Limited, details of which are set out in Part III of the Schedule;

Event	any payment, transaction, act, event, omission or occurrence of whatever nature whether the Company or the Buyer is a party thereto, including without limitation the execution of this Deed and the sale of the Shares to the Buyer, acquisition, disposal or realisation of any asset and the making of any claim relevant for taxation purposes and references to an Event occurring on or before Completion shall include an Event deemed pursuant to any Taxation Statute to occur or be treated or regarded as occurring on or before Completion;

FA	Finance Act;

Group Company	the Buyer, any holding company of the Buyer and any subsidiary undertaking of the Buyer or such holding company (including, for the avoidance of doubt, every Group Company) from time to time and references to “Buyer Group Company” and to “any member of the Buyer Group” shall be construed accordingly;

Group Relief	means:

(a) any relief surrendered or claimed pursuant to Chapter IV of Part X of ICTA 1988; and

(b) any refund of Taxation surrendered or claimed pursuant to section 102 FA 1989;

(c) any relief obtained as a result of an election made jointly with another company under sections 171A or 179A TCGA or under paragraph 66 of Schedule 29 FA 2003.

ICTA 1988	the Income and Corporation Taxes Act 1988.

Liability to Taxation	(a) a liability to make a payment of or an amount in respect of Taxation

	(b)	the loss, unavailability of or failure to obtain (in whole or in part) the benefit of a repayment of Tax, or of any Relief arising in respect of an Event occurring or period ending on or before the Completion, which was included as an asset, or taken into account, in the Completion Accounts, or assumed to be available in the preparation of the Completion Accounts, in computing or eliminating a provision for Tax; and

	(c)	the use or set-off in whole or in part of any Relief, including a right to repayment of Tax;

(i) arising in respect of an Event occurring or period ending on or before Completion, which was included as an asset, taken into account in the Completion Accounts or assumed to be available in the preparation of the Completion Accounts, in computing or eliminating a provision for Tax;

(ii) arising in respect of any period or part of a period after Completion where the use or set-off reduces or eliminates any liability to make a payment in respect of Taxation which would otherwise have given rise to a claim under this Deed;

Profits	income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes.

Relief	any relief, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation.

Salary Costs	such costs met by the Buyer or the Company in paying the salary of any employees involved in dealing with any matter under this Tax Deed.

Sellers’ Reliefs	any Relief arising before Completion which is or becomes available to any Target Group Company other than a Buyer’s Relief .

Target Group	as defined in the Agreement.

Tax Claim	a claim under this Deed or in respect of, or alleging, a breach of the warranties in Part V of Schedule 3 to the Agreement.

Tax or Taxation	includes:

(a) within the United Kingdom, corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, VAT, national insurance contributions, stamp duty reserve tax, stamp duty land tax, duties of customs and excise, any liability arising under section 419 or 601 ICTA 1988 or Schedule 9A VATA land fill tax, and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them, together with all penalties, costs, fines, charges and interest relating to any of them (save insofar as attributable to the delay or default after Completion of the Buyer or any Group Company); and;

(b) outside the United Kingdom, all taxes, levies, duties, imposts, charges, contributions and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net Profits and taxes on receipts, sales, use, occupation franchise, value added and personal property, together with all penalties, costs, fines, charges and interest relating to any of them (save insofar as attributable to the delay or default after Completion of the Buyer or any Group Company),

regardless of whether any amount in respect of any of them is recoverable from any other person;

Tax Assessment	any notice, demand, assessment, letter, return, accounts, computations or other document or action taken indicating that any Target Group Company is or may be placed under a liability to make a payment of or in respect of Taxation, and includes, for the avoidance of doubt, any such assessment, letter, return, accounts, computations or other document prepared or to be prepared by or on behalf of the company which is itself subject to that liability.

Taxation Statute	any directive, statute, enactment, law or regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

TCGA	Taxation of Chargeable Gains Act 1992.

1.2	In this Deed:

1.2.1	References to “Profits” being earned, accrued or received on or before a particular date or in respect of a particular period shall include profits deemed for taxation purposes to have been earned, accrued or received on or before that date or in respect of that period.

1.2.2	References to any payment, dividend or distribution paid or made on or before a particular date shall include:

(a)	any payment, dividend or distribution which on or before that date has fallen due to be made; and

(b)	any Event which has occurred on or before that date and is deemed to be a payment, dividend or distribution.

1.2.3	References to any payment, dividend or distribution shall include anything which is deemed, for taxation purposes, to be a payment, dividend or distribution.

1.2.4	References to something being deemed or treated “for taxation purposes” in a certain way or to have occurred at a certain time shall mean that for the purposes of any applicable legislation or decided case law relating to or having reference to Taxation such things are deemed or treated in the way described or to have occurred at the time described.

1.2.5	References to a “person” include references to any unincorporated association, body of persons, partnership, trust or company.

1.2.6	References to any statute or statutory provision shall be construed so as to include a reference to such statute or statutory provision as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted.

1.2.7	References to any statute or statutory provision in force in the UK shall also apply as if such reference was to the nearest foreign equivalent statute, law, rule or other concept in any other relevant country or jurisdiction.

1.2.8	Except as are specifically provided, references to clauses are to the clauses of this Deed. Headings are for convenience only and shall not affect the construction or interpretation of this Deed.

1.2.9	References to terms defined in the Agreement shall have the meanings ascribed to them in the Agreement unless otherwise defined in this Tax Deed.

1.2.10	Any reference to an Event occurring on or before Completion includes a series or combination of Events one or more of which occurred on or before Completion, provided that any such Event occurring on or before Completion is outside the ordinary course of business of the Company as carried on at Completion;

1.2.11	Any reference to any form of Tax or Relief which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax or Relief in any other relevant country or Tax jurisdiction;

1.2.12	The expression “the Company” includes, respectively, each “Subsidiary” and each “US Subsidiary” (whether owned directly or indirectly by the Company) so that this Tax Deed shall also apply in respect of each Subsidiary and each US Subsidiary as if it were the Company.

1.2.13	Any reference to an Event occurring in the ordinary course of business of the Company or to a Liability to Taxation arising in and relating to the ordinary course of business shall not include any of the following Events or Liabilities to Taxation which relate to any of the following Events:

(a)	the Company becoming or ceasing, or being deemed to become or cease, to be a member of any group of companies or associated or connected with any other person for the purposes of any Taxation;

(b)	any event which results in the Company becoming liable to pay or bear any Taxation chargeable directly or primarily against or attributable directly or primarily to another person (not being the Company);

(c)	an Event giving rise to a liability under Part XVII of ICTA 1988 (tax avoidance);

(d)	an Event in respect of which a Liability to Taxation arises as a result of the failure by the Company to have made a valid notification of an election to waive exemption under paragraph 2, Schedule 10 VATA in respect of a property for the purposes of VAT whilst charging VAT on supplies made from that property;

(e)	a failure by the Company duly to deduct and/or account before Completion for Taxation in respect of any payment made (or treated for the purposes of Taxation as made) on or before Completion;

(f)	any transaction or arrangement, or transactions or arrangements which include any step or steps having no commercial or business purpose other than to reduce, avoid or defer Taxation;

(g)	any acquisition or disposal of capital assets including Intellectual Property;

(h)	anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, or the creation, cancellation or repayment of any intra-group debt;

(i)	any Event giving rise to any interest, penalty or fine in respect of any Taxation;

(j)	any transaction or arrangement or series of transactions and arrangements which relate to or involve the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) which is not entered into on arm’s length terms; and/or

(k)	any election, event, transaction or determination whereby the Company, either voluntarily or otherwise, becomes subject to Tax in a jurisdiction other than the jurisdiction in which it is incorporated.

1.3	This Tax Deed is to be construed as if the sale of the US Subsidiaries had never been contemplated or completed before Completion.

2.	COVENANTS

2.1	Subject to the other provisions of this Deed, the Seller covenants to pay to the Buyer an amount, calculated in accordance with clause 3, in respect of:

2.1.1	any Liability to Taxation of the Company resulting from:

(a)	any Event occurring or deemed, for taxation purposes, to have occurred on or before Completion; or

(b)	any Profits earned, accrued or received in respect of any period ending on or before Completion.

2.1.2	any Liability to Taxation arising in consequence of an Event occurring at any time:

(a)	for which the Company is liable as a result of having at any time before Completion been a member of a group for Tax purposes or as a result of the Company leaving any group for tax purposes on Completion; or

(b)	for which the Company is liable as a result of having at any time before Completion been controlled by any person

2.1.3	any liability which is a liability suffered by the Buyer or a Target Group Company as a result of any inheritance tax which:

(a)	has at Completion given rise to a charge on any of the shares or assets of the Company or given rise to power to sell, mortgage or charge any of the shares or assets of the Company;

(b)	after Completion gives rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of the transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

2.1.4	any Liability to Taxation for which the Company is or becomes liable as a result of the agreements dated 1 January 2003 between the Company and Digital Holding Licensing S.A. (“DHL”) concerning the assignment of certain intellectual property rights from the Company to DHL, the 1 January 2003 licence back to the Company of such intellectual property rights and the 12 June 2003 commissioning and licensing agreement by DHL of imagery from the Company together with any supplemental, ancillary or related agreements, arrangements or understandings (the “DHL Agreements”) not being regarded as effective for any Taxation purpose;

2.1.5	any Liability to Taxation for which the Company is or becomes liable as a result of the DHL Agreements not having been entered into on arm’s length terms for any Taxation purpose;

2.1.6	any Liability to Taxation for which the Company is or becomes liable under Schedule 28AA ICTA 1988 as a result of transactions with DHL occurring on or before Completion; or pursuant to a legally binding obligation entered into on or before Completion;

2.1.7	any liability of any Company to make a payment to any person other than another Company under any Taxation group payment arrangement or under any agreement or arrangement relating to the surrender of Group Relief entered into by the relevant Company on or before Completion.

2.1.8	any Liability to Taxation for which the Company is or becomes liable as a result of the transactions undertaken or contemplated by the DHL Agreements being void or otherwise being deemed to constitute a transfer at an undervalue resulting in a distribution (regardless of whether the Company has sufficient distributable reserves or not);

2.1.9	any Liability to Taxation which has arisen or may arise in respect of or in consequence of an Event occurring or deemed, for Taxation purposes, to have occurred on or before Completion whereby the Company, either voluntarily or otherwise, becomes subject to Taxation in a jurisdiction other than the jurisdiction in which it is incorporated.

2.2	In determining for the purposes for the purposes of clause 2.1.3 whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time and in determining the amount of the Liability to Tax arising, the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on in respect of which it becomes payable or arises. The provisions of section 213 Inheritance Tax Act 1984 shall be deemed not to apply to any liability to inheritance tax falling within clause 2.1.3.

2.3	Subject to the other provisions of this Deed, the Seller agrees with and undertakes to the Buyer to pay to the Buyer an amount equal to the amount of the costs and expenses (excluding any recoverable VAT and any Salary Costs) reasonably and properly incurred by the Company or the Buyer in connection with or in consequence of any Tax Assessment or any claim which, in either case, results in a payment being made by the Seller under this clause 2.

3.	AMOUNTS PAYABLE TO THE BUYER

3.1	For the purposes of clause 2 of this Deed the amount of any Liability to Taxation shall be determined in accordance with the provisions of this clause 3.

3.2	To the extent that a Liability to Taxation constitutes an actual payment or an increased payment of Taxation, the amount in respect of such Liability to Taxation shall be the amount of such payment or increased payment.

3.3	To the extent that a Liability to Taxation constitutes the loss, unavailability, utilisation or failure to obtain the benefit of a Relief or a right to a repayment of Tax (other than a Relief or right to repayment of Tax arising in respect of any period or part of a period after Completion):

(a)	where the Relief lost, unavailable or not obtained is not a right to repayment of Taxation, the amount of such Liability to Taxation shall be the Tax which would have been saved by the relevant Company had the relevant Relief not been lost or had been available or obtained on the basis of the rates of Taxation current at the date of the relevant Relief is lost, ceases to be available or is not obtained, assuming for this purpose that the Company had sufficient profits or was otherwise in a position actually to use the relevant Relief; or

(b)	where there is a loss, unavailability of, or failure to obtain the benefit of, a right to repayment of Taxation, the amount of such Liability to Taxation shall be the amount of the right to repayment of Taxation lost, unavailable or not obtained.

3.4	To the extent that a Liability to Taxation arises as a result of the utilisation or set off of a Relief or a right to a repayment of Tax and but for the utilisation or set-off of that Relief or right to repayment the Buyer would have been entitled to make a claim under this Deed in respect of a Liability to Taxation, the amount of such Liability to Taxation shall be:

(a)	the amount of Taxation which would have been payable but for the utilisation or set-off of that Relief, or

(b)	in the case of a right to repayment of Taxation, the amount of such Liability to Taxation shall be in the amount of the right to repayment of Taxation utilised or set off.

3.5	To the extent that a liability arises under clause 2.1.3 the amount in respect of such liability shall be the amount of Tax which is, or is liable, to be paid out of the proceeds of enforcement or exercise of any mortgage or charge or power of sale together with the costs and expenses incurred in connection with such enforcement or exercise which are liable to be paid out of those proceeds.

3.6	To the extent that the liability is to pay for, or to repay in whole or in part any payment received for, Group Relief the amount in respect of such liability shall be the amount of that payment or repayment.

4.	EXCLUSIONS AND LIMITATIONS

4.1	Subject to clause 4.2, the Seller shall not have a liability under this Deed or under the Tax Warranties to the extent that:

4.1.1	specific provision, reserve or allowance in respect of such Liability to Taxation was made in the Completion Accounts (including any provision for deferred tax) and taken into account in calculating the Net Current Asset Value. For the avoidance of doubt it is agreed between the parties that for the purposes of this clause 4.1.1, the provisions for Tax in the Accounts are considered to be ‘specific’; or

4.1.2	such Liability to Taxation had been satisfied on or before Completion, but only to the extent that it has been taken into account in the Completion Accounts; or

4.1.3	the income, profits or gains (but for the avoidance of doubt excluding income, profits or gains deemed for any purpose to have arisen) in respect of which the said Liability to Taxation arises were actually earned, accrued or received by the Company and should have been but were not reflected in the Completion Accounts provided that the Liability to Taxation on the income, profits or gains is not greater than the income, profits or gains received and is retained in the Company on Completion; or

4.1.4	any Sellers’ Reliefs are made available and used to relieve or mitigate that Liability to Taxation or would have been available to relieve or mitigate that Liability to Taxation but for their use by a Target Group Company after Completion or would have been available but for the application of section 768 ICTA 1988 insofar as the disallowance of any of the Sellers’ Reliefs under that section arises as a result of an Event occurring after Completion (other than pursuant to an obligation entered into before Completion), the Buyer undertaking to procure that the Company shall use the Seller’s Reliefs where possible against a liability for Taxation which has arisen, but not in advance of an available Buyer’s Relief; or

4.1.5	such Liability to Taxation arises or is increased wholly or partly as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive (or change in the interpretation by any court or appellant authority of any of the same) requirement or any practice of any government, government department or agency or regulatory body (including but not limited to extra statutory concessions of the Inland Revenue) after the date (but not announced before the date) hereof whether or not having retrospective effect; or

4.1.6	the Liability to Taxation arises or is increased as a result of any increase in the rates of Taxation or variation in the method of applying or calculating the rate of Taxation made after the date of Completion as a result of the change in any enactment, law, regulation, directive (or change in the interpretation by any court or appellant authority of any of the same), requirement or any practice of any government, government department or agency or regulatory body (including but not limited to extra statutory concession of the Inland Revenue) with retrospective effect; or

4.1.7	the Liability to Taxation arises or is increased as a result of any change made after Completion to the accounting period or the accounting basis policy, practice or approach applicable to the Buyer or any Target Group Company or a change in the way an accounting basis is adopted for tax purposes save where such change is made to comply with generally accepted accounting principles, the Accounting Standards, the published practice of any Taxation Authority or rule of any regulatory authority or body in force at Completion; or

4.1.8	the Liability to Taxation would not have arisen or would have been reduced or eliminated but for:

(a)	the making of a claim, election, surrender or disclaimer or the giving of a notice or consent or the doing of any other thing after Completion by the Buyer or any Group Company or any other person connected with any of them (other than where the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Completion Accounts) and other than any claim, election, surrender, disclaimer, notice, consent or thing made, given or done in order to comply with any provision of law or any provision of this Deed or the Agreement or any legally binding obligation or agreement entered into by the Company on or before Completion); or

(b)	the failure or omission on the part of the Buyer or any Group Company or any other person connected with either of them after Completion to make any valid claim, election, surrender or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Completion Accounts and intimated to the Buyer in writing in sufficient time to enable the requisite action to be taken; or

4.1.9	the Liability to Taxation arises or is increased as a result of the failure by the Buyer to comply with any of its obligations under this Deed; or

4.1.10	the Liability to Taxation would not have arisen but for any action, transaction or omission on the part of the Buyer or any Group Company or any other person connected with them after Completion, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the Buyer or the Group Company:

(a)	pursuant to a legally binding commitment created on or before Completion; or

(b)	at the written request of the Seller after Completion or as a result of action taken at the Seller’s or the Seller’s solicitors’, accountants’ or other professional advisors’ request, or their conduct or settlement of a claim in accordance with the provisions of Clause 9 hereof; or

(c)	in the ordinary course of business of the Company (as carried on at Completion);

(d)	in order to comply with any Taxation Statutes or any law which ought to have been complied with by the Company or the Seller on or before Completion; or

(e)	in response to an inquiry from a Tax Authority.

4.1.11	an amount in respect of that Liability to Taxation has already been recovered under this Deed or the Seller has made payment in respect of the Liability to Taxation pursuant to sections 767A and 767AA ICTA 1988 or any other provisions imposing liability on the Seller for Taxation primarily chargeable against any Target Group Company; or

4.1.12	the Liability to Taxation would not have arisen but for the winding up of, or the cessation of the trade or business of, any Group Company, or any change in the nature or conduct of such trade or business, where the winding up, cessation or change occurs after Completion; or

4.1.13	the Liability to Taxation would not have arisen but for the termination of the 401(k) Plan by adoption of the resolution to that intent adopted by the board of managers of DigitalVisionOnline.com LLC on 18 April 2005 or the entering into or completion of the US Sale Agreement; or

4.1.14	the Liability to Taxation arises or is increased as a result of the operation of Regulation 107 or 108 or Part XV of the Value Added Tax Regulations 1995 by reason of an Event occurring or circumstances arising (or being deemed to occur or arise) after Completion;

4.1.15	the Liability to Taxation arises as a result of an adjustment to the Profits and losses of a Target Group Company pursuant to Paragraph 1 of Schedule 28AA ICTA 1988, where those Profits and losses are earned, accrued or received in respect of a period commencing on or after the Completion Date, or in respect of any part of a period where that part of the period commences on or after Completion.

5.	UPPER LIMITS, TIME LIMITS AND DOUBLE CLAIMS

The provisions of paragraphs 2 to 5 of Schedule 4 shall apply to this Deed except that paragraph 4 thereof shall not apply to clauses 2.1.4 - 2.1.6 (inclusive), 2.1.8 and 2.1.9.

6.	WITHHOLDINGS AND DEDUCTIONS

6.1	All sums payable under this Deed shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.

6.2	If any such deduction or withholding is required by law, the sum due shall be increased (except where the withholding obligation arises in respect of a payment of interest ) to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made except that no additional payment will be made as a result of a change in any law or of the change in the recipient’s tax jurisdiction.

6.3	If and when the payee receives and uses the benefit of a credit for or refund of Taxation by reason of the deduction or withholding, it shall, provided it determines in good faith it can do so without prejudice to the retention of that credit or refund, reimburse the payor with such amount up to the value of the deduction or withholding as shall leave the payor in no better or worse position than it would have been in had no deduction or withholding been required. To the extent that any amount is reimbursed under this clause 6.3, the provisions of clause 8 of this Deed shall not apply in respect of that amount.

7.	ACTIONS AGAINST THIRD PARTIES

7.1	If (i) the Seller has made a payment to the Buyer under this Deed, or (ii) the Seller has become liable to make such a payment, in either case in respect of a Liability to Taxation under clause 2, then the following provisions of this clause 7 shall apply (other than in respect of a claim by, or a payment to, the Buyer or the Company under a policy of insurance effected by the Buyer, or the Company on or after Completion).

7.1.1	If the Buyer or any Group Company

(i)	receives a payment from any person other than the Buyer or a Group Company or any person connected with them for taxation purposes (a “Third Party”) in respect of the Liability to Taxation in question (including any interest or repayment supplement), other than to the extent that the payment is reflected in the Completion Accounts; or

(ii)	receives a credit in respect of the Liability to Taxation in question (including any interest or repayment supplement) from a Third Party (but for the avoidance of doubt, excluding a Saving),

the payment or credit shall be dealt with in accordance with clause 7.2.

7.1.2	If the Buyer or any Group Company is or becomes entitled to a payment or credit as referred to in clause 7.1.1 above, in respect of the Liability to Taxation in question from a Third Party, then:

(a)	the Buyer shall promptly notify the Seller of the entitlement; and

(b)	if the Seller indemnifies and secures the Buyer or the Company to the Buyer’s reasonable satisfaction against the Liability for Tax in question (including any related penalties and/or interest) and reasonable costs of the Buyer or the Company (other than Salary Costs) in connection with taking the following action, the Buyer shall, if so requested by the Seller and at the Seller’s expense, take or procure that the relevant Group Company shall take, all reasonable steps to enforce that entitlement (keeping the Seller fully informed of the progress of any action taken);

and any payment or credit received shall be dealt with in accordance with clause 7.2.

7.2	Where it is provided under clause 7.1 that a payment or credit is to be dealt with in accordance with this clause 7.2:

7.2.1	in the case of a payment, the Buyer shall, within five Business Days of receipt, deal with the amount of the payment received (net of any Tax on the amount, assuming that no Relief or right to repayment of Tax is available to set against that Tax, and the reasonable costs and expenses (other than Salary Costs) of recovering the same) as indicated in 7.3 below;

7.2.2	in the case of a credit, the Buyer shall, within five Business Days of the date the Buyer’s Group would otherwise have had to make a payment had such credit not been available, deal with an amount equal to the amount by which the Buyer’s Group was relieved as a result of the use of that credit (net of any Tax on the amount and the reasonable costs and expenses of recovering the same, other than Salary Costs) as indicated in 7.3 below;

provided always that the Seller shall have no entitlement pursuant to this Clause 7 unless and until the Buyer receives the payment or uses the credit concerned from the Third Party.

7.3	The amount specified under clause 7.2 shall first be set off against any payment then due from the Seller under this Deed or under the Agreement and:

7.3.1	to the extent that there is an excess, where in relation to the Liability to Taxation as a result of which the Third Party claim arose, the Seller has not yet become due to make a payment to the Buyer, the Buyer shall retain such part of the amount as the Buyer reasonably expects will become due in relation to the Liability to Taxation and shall set it off against such liability when it arises, (and in the event that there is no liability or the liability is exceeded by the retention, the excess shall be dealt with in accordance with the balance of this clause 7.3); and

7.3.2	to the extent there is an excess, a refund shall be made to Seller of any previous payment or payments by the Seller under this Deed or under the Agreement (not previously refunded) up to the amount of the excess; and

7.3.3	to the extent that the excess referred to in clause 7.3.2 above is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Deed or under the Agreement.

8.	OVER-PROVISIONS, REPAYMENTS AND SAVINGS

8.1	If, before the seventh anniversary of the Agreement, the Buyer discovers (or is made aware) that:

8.1.1	the Completion Accounts may contain an over-provision, as defined in clause 8.6 (an “Over-provision”); or

8.1.2	any Target Company is entitled to a repayment of Taxation overpaid on or before Completion by that Target Company (other than a repayment which is shown as an asset in the Completion Accounts or otherwise taken into account in the Completion Accounts, and other than an amount to which clause 8.1.1 applies, and other than arising from the utilisation of a Buyer’s Relief), together with any associated interest or repayment supplement (a “Repayment”); or

8.1.3	any Liability to Taxation which may result in a payment under this Deed by the Seller may give rise to a saving, as defined in clause 8.7, of Taxation by the Buyer or any Group Company, other than as provided for under clause 6.3 or the Agreement (a “Saving”);

the Buyer shall give or shall procure that the Group Company gives full details to the Seller.

If the parties cannot reach agreement as to the amount of the Over-provision or Repayment or the value of the Saving, the Buyer shall (at the Seller’s request and expense) procure that the Auditors certify such amount or value and that the Seller is provided, on request, with such information as it reasonably requires to check the accuracy of the certificate.

8.2	In the case of a Saving, the Buyer will as soon as reasonably practicable after the amount of the Saving is agreed, or is certified by the Auditors in accordance with clause 8.1, deal with the lesser of:

8.2.1	the amount of the Saving; and

8.2.2	the amount paid by the Seller under clause 2 in respect of the Liability to Taxation which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Deed in the following manner:

(i)	the amount shall first be set off against any payment then due from the Seller under this Deed;

(ii)	to the extent there is an excess, a refund shall be made to Seller of any previous payment or payments by the Seller under this Deed (not previously refunded) up to the amount of the excess; and

(iii)	to the extent that the excess referred to in paragraph (ii) above is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Deed.

8.3	In the case of an Over-provision or Repayment, the Buyer shall as soon as reasonably practicable after the later of the date on which the Repayment was received or the amount of the Over-provision or Repayment is agreed, or is certified by the Auditors in accordance with clause 8.1 deal with the Over-provision or Repayment, as the case may be, by

8.3.1	setting off that sum against any payment then due from the Seller under this Deed;

8.3.2	to the extent that there is an excess, refunding to the Seller any previous payment or payments made by the Seller under this Deed (not previously refunded) up to the amount of the excess; and

8.3.3	to the extent that the excess referred to in clause 8.3.2 is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Deed.

8.4	Where any such certification as is mentioned in clause 8.1 has been made, the Seller or the Buyer (in either case at the expense of the person requesting the review) may request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

8.5	If the Auditors certify under clause 8.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clauses 8.2 and 8.3 as the amount of the Over-provision, Repayment or Saving (as appropriate) in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Seller.

8.6	For the purposes of this clause 8, an Over-provision exists if:

8.6.1	any Liability to Taxation has been overstated in the Completion Accounts, or such Liability to Taxation stated in the Completion Accounts has been discharged or satisfied below the amount attributed thereto in Completion Accounts as a result of an Event occurring on or before Completion (except to the extent that such overstatement or discharge results from the utilisation of a Buyer’s Relief);or

8.6.2	any specific provision (including any deferred tax provision) in respect of a Liability to Taxation in the Completion Accounts is or proves to be overstated or excessive as a result of an Event occurring on or before Completion (except to the extent that such overstatement results from the utilisation of a Buyer’s Relief)

and in each case only to the extent that such over statement or provision has been taken into account in calculating the Net Current Asset Value.

8.7	For the purposes of this clause 8, a Saving shall mean the saving which arises where, as a result of a Liability to Taxation which has been paid by the Seller under this Deed, the Company has been relieved in whole or in part of a liability to make a payment of Taxation which it would otherwise have been liable to make (and for which the Seller would not otherwise be liable under this Deed), or it obtains a Relief (other than a Relief reflected in the Completion Accounts) which would not otherwise have been available.

8.8	The Auditors shall act as experts and not as arbiters and (in the absence of manifest error) their determination shall be conclusive and binding on the parties.

9.	CONDUCT OF CLAIMS

9.1	Subject to clause 9.5 below, if the Buyer or any of the Group Companies becomes aware of a Tax Assessment or any other matter which would or is likely to give rise to a Tax Claim (such Tax Assessment or other matter being defined for the purposes of this Clause 9 as a “Tax Matter”), the Buyer shall as soon as reasonably practicable give written notice of the Tax Assessment or other matter to the Seller provided that the giving of such notice shall not be a condition precedent to the liability of the Seller under this Deed. The Buyer shall, or shall procure that the relevant Group Company or Companies shall, (at the Seller’s expense) take such action and give such information and assistance in connection with the affairs of the relevant Group Company or Companies as the Seller may reasonably request to resist, appeal, dispute, avoid or compromise the Tax Assessment provided that the Seller shall first indemnify the Company or the Buyer to the reasonable satisfaction of the Buyer against all reasonable costs and expenses other than Salary Costs which may be incurred in relation to the same. Such information and assistance shall include, without limitation, providing reasonable access to relevant documentation and records and permitting the copying of such documentation and records.

9.2	For the avoidance of doubt, the actions which the Seller may reasonably request under this clause 9 shall include (without limitation) the procuring of any Group Company to apply to postpone (so far as legally possible and without prejudicing the position of the Buyer or any Group Company) the payment of any Taxation and/or allowing the Seller to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Tax Matter in question.

9.3	If the Seller elects to have conduct of a claim in accordance with the provisions set out above:

9.3.1	the Buyer shall be kept informed of all matters pertaining thereto and steps proposed to be taken by the Seller and the Seller shall timeously provide the Buyer copies of all correspondence with the relevant Taxation Authority in connection with the claim in question and notes of all telephone conversations or meetings with the relevant Taxation Authority in relation to that claim;

9.3.2	the Seller shall deliver to the Buyer all documents which are required under this Clause or the relevant Taxation Statute to be authorised or signed by the Company for authorisation and/or signature not less than 15 Business Days prior to the last date on which such returns, computations and correspondence are due to be submitted to the relevant Tax Authority (without any application for postponement) and shall provide the Buyer with an opportunity to comment thereon. The Seller shall not unreasonably refuse to accept any such comments;

9.3.3	where the Company is not required under the relevant Taxation Statute to sign a material document but the Seller proposes to correspond with the Taxation Authority then the Seller shall first deliver to the Buyer a draft of such correspondence and shall provide the Buyer with an opportunity to comment thereon which shall be done timeously. The Seller shall not unreasonably refuse to accept any such comments;

9.3.4	The appointment of accountants, solicitors or other professional advisors in connection with the claim shall be subject to the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed. Where necessary, the Buyer shall procure that the Company submits as soon as reasonably practicable the appropriate form to the Taxation Authority to appoint the relevant accountants, solicitors or other advisors as agents of the Company in order to enable those accountants, solicitors or other advisers to sign documents on behalf of the Company.

9.4	The Buyer shall procure that the Company shall cause the matters referred to in Clause 9.3.2 to be authorised, signed and returned to the Seller for submission to the appropriate Taxation Authority without undue or unreasonable delay, provided that:

9.4.1	the Seller agrees that there shall be proper disclosure to such Taxation Authority wherever the Buyer reasonably considers that this is appropriate;

9.4.2	nothing shall oblige the Buyer or the Company to sign or procure the signature on any such document which, in its reasonable opinion is in breach of the Taxation Statute, or which the Auditors consider to be false or misleading or not complete and accurate in all material respects or otherwise likely to result in a material additional liability for the Company (but for the avoidance of doubt neither the Buyer nor the Company shall be under any obligation to investigate such matters, shall be entitled to rely upon the Seller, and their signing of the relevant documents shall not be construed as their having so investigated the matters but as having so relied); and

9.4.3	the Seller undertakes not to, and undertakes to procure that the solicitors, accountants or other professional advisors appointed in accordance with clause 9.3.3 do not, do or omit to do anything which could cause the Company to be in breach of any legal obligation or would give a Taxation Authority grounds for initiating a back duty investigation or a discovery notice.

9.5	The Seller shall not make any settlement or compromise of any Tax Assessment or claim unless it has first notified the Buyer and any Group Company of the terms of such proposed settlement or compromise and the Buyer has given its consent in writing to such settlement or compromise (such consent not to be unreasonably withheld or delayed) but if such consent is refused, the Seller’s liability under the Tax Deed and Tax Warranties in relation to that Tax Assessment shall be limited to a maximum of the amount for which the Seller would have been liable if such consent had been forthcoming and the Buyer may settle the Tax Assessment at its complete discretion.

9.6	The Buyer or the Company shall not be required to take any action:

9.6.1	unless the Buyer or the Company concerned is promptly (and in any event within 10 Business Days of written notification of a Tax Matter having been received by the Seller in accordance with clause 9.1) indemnified to its reasonable satisfaction by the Seller against the relevant liability under clause 2 and all reasonable losses, costs, damages and expenses (including penalties and interest on overdue Tax or any additional claims but excluding Salary Costs) that are or may be thereby incurred;

9.6.2	unless, in the context of an appeal against any Tax Assessment or determination before any tribunal, court, appellate body or judicial authority (including for the avoidance of doubt the General or Special Commissioners or the Value Added Tax and Duties Tribunal), there has been provided to the Buyer by and at the expense of the Seller the written opinion of leading independent tax Counsel of at least ten years’ call, after the disclosure of all relevant information and documents, that an appeal is a reasonable course of action in all the circumstances;

9.6.3	if the Seller or the Company (prior to Completion) has committed an act or is responsible for an omission which constitutes fraudulent conduct in respect of a Tax Assessment;

9.6.4	if the Buyer or the Company is not requested by the Seller to take any action within 30 Business Days of receiving notice in accordance with clause 9.1 or, in the case of a Tax Assessment where notice has been given in accordance with clause 9.1 where the last date on which an appeal may be made against the liability to which the Tax Assessment relates, the later of five Business Days prior to the last date on which an appeal may be made against the liability to which the Tax Assessment relates and five Business Days after such notice has been given; or

9.6.5	if written notice is served on the Buyer or the Company by the Seller stating that the Tax Assessment should no longer be resisted.

9.7	The Seller shall have the conduct, at its own expense, of all or any proceedings of whatsoever nature arising in connection with any Liability to Taxation which arises as a result of an adjustment to the Profits and losses of the Company pursuant to Paragraph 1 of Schedule 28AA ICTA 1988, where those Profits and losses are earned, accrued or received in respect of any period or periods ending before the Completion Date, or in respect of any part of a period where that part of the period ends before the Completion Date, and at the Seller’s expense, the Buyer shall provide, and shall procure that any Group Company shall provide, such information and assistance as the Seller may reasonable require in connection with the preparation for and conduct of those proceedings.

9.8	If the parties cannot agree the contents of any item or any matter referred to in Clause 9.3.2 the matter will be referred to an independent chartered accountant of at least 10 years relevant experience to be agreed between the parties (or failing agreement to be appointed by the President of the Institute of Chartered Accountants) and the contents of such item shall be determined by such chartered accountant acting as an expert and not as an arbitrator, both parties having the right to make representations, and such determination (in the absence of manifest error) shall be conclusive and binding on the parties and whose costs may be borne as the independent chartered accountant shall direct.

9.9	If no action is required to be taken by the Company in respect of a Tax Matter under the terms of Clause 9.6, or the Seller fails to satisfy the terms of Clause 9.3 in any material respect in respect of a Tax Matter, the Buyer and the Company may resume conduct of the Tax Matter and, subject to clause 9.9.2 below, shall have absolute discretion in dealing with the Tax Matter or satisfying, settling or agreeing the Tax Matter as the Buyer or the Company may think fit, without prejudice to any other right or remedy available to the Buyer or the Company. In this regard:

9.9.1	the Seller shall be kept informed of all matters pertaining thereto and steps proposed to be taken by the Buyer or the Company and the Buyer or the Company shall timeously provide to the Seller copies of all correspondence with the relevant Taxation Authority in connection with the claim in question and notes of all telephone conversations or meetings with the relevant Taxation Authority in relation to that Tax Matter; and

9.9.2	the Buyer or the Company shall deliver to the Seller all material documents which are required to be sent to the relevant Taxation Authority and shall provide the Seller with an opportunity to comment thereon. The Buyer or the Company shall not unreasonably refuse to accept any such comments. The Buyer and the Company shall not make any settlement or compromise of any Tax Assessment or claim unless the Seller has first been notified of the terms of such proposed settlement or compromise and the Seller has given its consent in writing thereto (such consent not to be unreasonably withheld or delayed).

10.	DUE DATE FOR PAYMENT

10.1	Subject to clause 10.3, where a Tax Assessment in respect of which the Buyer is entitled to a payment under this Deed requires the Buyer or a Group Company to make a payment in respect of a Liability to Taxation, the Seller shall pay to the Buyer the amount claimed in respect of that Tax Assessment under this Deed on or before the date which is the later of the date five Business Days after formal written demand is made by the Buyer and the fifth Business Day prior to the last date on which the Taxation in question may be paid to the Taxation Authority demanding the same without incurring interest or penalties for late payment.

10.2	Subject to clause 10.3, where the sum due by the Seller under this Deed relates to the utilisation, loss, unavailability, reduction or set-off of a Buyer’s Relief other than a repayment of Tax, the due date for payment under this Deed shall be the later of the date five Business Days after formal written demand is made by the Buyer and the fifth Business Day prior to the last date on which Taxation would have been payable (assuming sufficient profits were available) but for the utilisation, loss, unavailability, reduction or set-off of the Buyer’s Relief may be paid to the Taxation Authority demanding the same without incurring interest or penalties for late payment.

10.3	Where the sum due by the Seller under this Deed relates to the utilisation, loss, unavailability, reduction or set-off of a Buyer’s Relief that constitutes a right to repayment of Tax, the due date for payment under this Deed shall be the later of the date five Business Days after formal written demand is made by the Buyer and the date on which the repayment could otherwise be obtained.

10.4	Where the liability of the Seller under this Deed relates to any liability of the Company to make a payment of or in connection with Group Relief, the due date for payment under this Deed shall be three Business Days before the date on which the Company is liable to make payment.

10.5	Where the due date of payment of any other liability of the Seller or the Buyer is not otherwise provided for in this clause 10, the due date shall be five Business Days from the date on which notice is given of a determinable amount under this Deed.

10.6	If the Seller requests in accordance with clause 9.1 that the relevant Tax Assessment should be appealed or resisted, the date for payment by the Seller shall be, if later than the relevant dates in clause 10.1 or 10.2 (as the case may be), five Business Days after the date when the amount of Taxation which is payable, or, in the case of a claim under clause 2.3, which would have been payable but for the utilisation of the Buyer’s Relief, is finally determined. For this purpose, an amount of Taxation shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section for the purposes of the relevant tax is made or a decision of a court or tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

10.7	In the case of a claim under clause 2.3 (costs and expenses), the due date for payment under this Deed shall be the later of the date on which the costs and expenses are actually incurred by the Group Company concerned and the date on which the Seller is obliged to make the payment which has given rise to the claim under clause 2.3.

10.8	If any amount required to be paid by the Seller under this Deed is not paid when it is due, such amount shall bear interest at the rate of three per cent (3%) per annum over the base lending rate of the Bank of Scotland plc from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

11.	COUNTER-INDEMNITY

11.1	The Buyer hereby covenants with the Seller to pay to the Seller, by way of adjustment to the consideration paid by the Buyer to the Seller under the Agreement, an amount equal to any Taxation for which the Seller is or becomes liable as a result the failure by the Buyer or any Relevant Company in any period after Completion (as such term is defined in the Agreement) to make a payment of Taxation for which it is liable and, for the purposes of this clause 11, the term “Relevant Company” shall mean the Buyer and any company, including a Group Company and the US Subsidiaries after completion of the US Sale Agreement, that may be treated for taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Buyer or otherwise associated with the Buyer including, without limitation, being a party to a group payment arrangement under section 36 Finance Act 1998.

11.2	The covenant contained in this clause shall:

(a)	not apply to any liability to Tax to the extent that the Buyer could claim payment in respect of it under Clause 2;

(b)	not apply where the Seller shall have recovered from the Buyer or the Company under any statutory right of recovery in respect of the liability to Tax in question.

11.3	The Seller covenants with the Buyer that no recovery or claim for recovery shall be made or pursued by the Seller against any Company or the Buyer under any statutory right or recovery or otherwise in respect of any liability to Tax if and to the extent that the Buyer has made payment to the Seller under clause 11.1 in respect of the liability to Tax in question.

12.	ASSIGNMENT

12.1	Subject to clause 12.2, the parties shall not be entitled to assign the benefit or burden of any provision of this Deed without the prior written consent of the other party.

12.2	All or any of the Buyer’s rights under this Deed may be assigned by the Buyer to any other member of the Buyer’s Group (or by any such member to any other member of the Buyer’s Group) provided that if such assignee company leaves the Buyer’s Group such rights are assigned to another member of the Buyer’s Group.

13.	TAX RETURNS

13.1	The Seller or its duly authorised agents shall, at the reasonable cost of the Seller, prepare the tax returns of the Target Group Companies for all accounting periods ended on or prior to Completion to the extent that the same shall not have been prepared before Completion (the “Outstanding Returns”), in a manner consistent with the prior practice of the Company, subject to first submitting to the Buyer or the Buyer’s agents in draft form all matters referred to in this clause, and all proposed material communications, that are to be submitted to a Taxation Authority. The Buyer shall comment on such matters within 15 Business Days of receiving the documentation, and if the Seller has not received such comments from the Buyer within that period, the Buyer shall be deemed to have approved such documentation. The Seller agrees to consider any reasonable comments made by the Buyer in respect of the documentation submitted to the Buyer. The Seller shall keep the Buyer informed of the conduct of the Tax affairs of the Company and shall promptly send to the Buyer copies of all Tax returns, computations and material communications sent to or received from the Tax Authority.

13.2	The Buyer shall, at the cost of the Group Companies, procure the Group Companies to cause the Outstanding Returns to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Seller shall agree in writing provided that:

(a)	the Seller agrees that there shall be proper disclosure to such Tax Authority of all matters required by law to be disclosed;

(b)	nothing shall oblige the Buyer or the Company to sign or procure the signature on any such document which, in the reasonable opinion of the Buyer is in breach of any statutory provision, false or misleading or not complete and accurate in all material respects (but for the avoidance of doubt neither the Buyer nor the Company shall be under any obligation to investigate such matters, and the Buyer and the Company shall be entitled to rely upon the Seller and its agent, and their signing of the relevant documents shall not be construed as their having so investigated the matters but as having so relied); and

(c)	the Seller undertakes not to do or omit to do anything which could cause the Company to be in breach of any legal obligation.

The Buyer shall give the Seller or its agents all such reasonable assistance as may be required to agree the Outstanding Returns with the appropriate authorities.

13.3	The Seller or its duly authorised agents shall, at the reasonable cost of the Seller, prepare all documentation and deal with all matters (including correspondence) relating to the Outstanding Returns and the Buyer shall procure that the Group Companies shall afford such information and assistance, including access to their books or accounts and records, as is necessary and reasonable to enable the Seller or its duly authorised agents to prepare the returns and conduct the matters relating thereto in accordance with this clause 13.

13.4	The Buyer shall be kept informed of all material matters pertaining to the Outstanding Returns and shall be entitled to receive copies of all correspondence in connection with those returns in advance of providing said correspondence to any Tax Authority. The Buyer shall be given reasonable opportunity to comment thereon and the Seller shall procure that all reasonable comments of the Buyer are taken into account. If the Seller has not received such comments from the Buyer within 10 Business Days, the Buyer shall be deemed to have approved such correspondence.

13.5	The Buyer shall procure that drafts of the tax returns of the Target Group Companies for any accounting periods which started before and ended after Completion shall be provided to the Seller, shall procure that the Seller is given a reasonable opportunity to comment thereon and shall procure that all reasonable comments of the Seller are taken into account. If the Buyer has not received such comments from the Seller within 15 Business Days, the Seller shall be deemed to have approved such documentation.

13.7	In this clause 13 “accounting period” means any period by reference to which any income, profits, gains or other amounts relevant for the purposes of Taxation are determined.

14.	GENERAL

14.1	No variation of this Deed shall be effective unless made in writing and signed by or on behalf of all the parties and expressed to be such a variation.

14.2	No waiver by any party of any requirement of this Deed, or of any remedy or right under this Deed, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Deed shall operate as a waiver of any repetition of such breach.

14.3	This Deed may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Deed.

15.	NOTICES

15.1	Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address set out:

15.1.1	in the case of the Seller, in Part I of the Schedule;

15.1.2	in the case of the Buyer, in Part II of the Schedule (marked “for the attention of Steve Cristallo, VP Tax”;

15.2	Service of a notice must be effected by one of the following methods:

15.2.1	in person on an individual or, in the case of any corporate entity, in person on a director or the secretary and shall be treated as served at the time of such service;

15.2.2	by prepaid first-class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted; or

15.2.3	by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery.

15.3	A party may notify each of the other parties of a change to the details in clause 16.1 provided that such notification shall only become effective on the date falling five Business Days after service of such notice (or, if later, on the date specified in such notice).

16.	APPLICABLE LAW AND JURISDICTION

16.1	This Deed and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.

16.2	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Deed, provided that nothing contained in this clause shall be taken to have limited the right of the Sellers to proceed in the courts of any other competent jurisdiction.

AS WITNESS this Deed has been executed as a deed by or on behalf of the parties the day and year first before written.

THE SCHEDULE TO THE TAX DEED

PART I

SELLER

Name	Registered Office/Address
Shisheido Anstalt	Städtle, 28, 9490 Vaduz, Liechtenstein

PART II

BUYER

Name	Registered Office/Address
Getty Images (UK) Limited	101 Bayham Street, London NW1 0AG

with a copy to: Getty Images (Seattle), Inc. 601 N.34th St. Seattle, WA98103 USA

PART III

COMPANY

Name	Registered Office/Address
Digital Vision Limited	India House, 45 Curlew Street, London SE1 2ND

EXECUTED as a DEED

on behalf of SHISHEIDO ANSTALT

LIMITED acting by:

/s/ MARKUS H. WANGER
Authorised signatory

/s/ BEAT E. FREIBURGNAUS
Authorised signatory

EXECUTED as a DEED

on behalf of GETTY IMAGES (UK) LIMITED

acting by:

/s/ JEFF BEYLE
Authorised signatory

/s/ SIMON QUIRK
Authorised signatory

SCHEDULE 8

BANK GUARANTEE

LGT Bank (Schweiz) Limited

Glaernischstrasse 36

8002 Zürich

Switzerland

Registered

Vaduz…. FIN/AKG/

Payment Guarantee No…GA-FL

Getty Images (UK) Limited

101 Bayham Street

London NW1 0AG

● April 2005

Dear Sirs

Agreement between Shisheido Anstalt (the “Seller”) and Getty Images (UK) Limited in relation to the purchase of the entire issued share capital of Digital Vision Limited including the schedules thereto (the “Agreement”)

On ● April 2005 you entered into the Agreement for a consideration of US$154,775,000. As security for the payment of certain obligations under the Agreement, a bank guarantee is required to be provided to you.

At the request of Shisheido Anstalt we, LGT Bank (Schweiz) Limited, (“LGT Bank”) hereby irrevocably and unconditionally guarantee (the “Guarantee”) to you irrespective of the validity and the effects of the Agreement and waiving all rights of objection and defence arising therefrom the due and punctual payment by the Seller of any and all sums which are now or at any time after the date of this letter become payable by the Seller, under or in respect of the Agreement (the “Seller’s Liabilities”) as set out in the remainder of this Guarantee.

LGT Bank’s liability pursuant to this Guarantee shall not exceed US$27,750,000 in aggregate (twenty seven million, seven hundred and fifty thousand US dollars).

If the Seller fails to pay the Seller’s Liabilities when and as they become due, LGT Bank shall pay to you immediately upon demand an amount equal to any sum or sums which are due from the Seller.

LGT Bank agrees as primary obligor to indemnify you on demand against any loss, cost or liability suffered or incurred by you if the Seller’s Liabilities are or become invalid, unenforceable or illegal. The amount of such loss shall be the amount which you would otherwise have been entitled to recover from the Seller.

This Guarantee shall not be reduced, discharged or otherwise adversely affected by:

(a)	any grant of time or other indulgence or any extension, renewal, acceptance, forbearance or release in respect of any Seller Liabilities;

(b)	any waiver or release of any right or option under the terms of the Agreement;

(c)	any modification of or variation to the terms of any Agreement;

(d)	any irregularity, defect or informality in the Agreement or any legal limitation, disability or incapacity of the Seller or lack of authority of any director, manager, official or any other person appearing to be acting for the Seller;

(e)	any transfer or assignment of rights or obligations under the Agreement;

(f)	any corporate reorganisation, reconstruction, amalgamation, dissolution, merger, acquisition of or by or other alteration in the corporate existence or structure of the Seller;

(g)	any composition or arrangement made by you with the Seller;

(h)	any dealing with, exchange, modification or abstention from perfecting or enforcing any right held by you from or against the Seller;

(i)	any other act, omission, matter or thing which, but for this provision, would or might reduce, discharge of otherwise adversely affect the obligations of LGT Bank, or

(j)	any failure by the Seller to comply with any of the obligations imposed on it by LTG Bank in respect of the provision by LGT Bank of this Guarantee

(it being the intention of LGT Bank that this Guarantee shall be absolute and unconditional in any and all circumstances and that the Guarantee may be enforced by you as often as the need may arise).

This Guarantee shall remain in full force and effect in accordance with the terms and provisions of the Agreement notwithstanding the insolvency, liquidation, bankruptcy, death or dissolution of the Seller or the occurrence of any analogous or other event of any nature.

LGT Bank’s total liability pursuant to this Guarantee will be reduced by any payment effected hereunder provided always that such liability shall be increased (subject to the overall aggregate liability specified above) in the event that you become obliged to make any payment to the Seller after the date of this Guarantee in accordance with Schedule 4 paragraph 13.1 or Schedule 7 paragraphs 7.3, 8.2 or 8.3 of the Agreement.

Defined terms used in this Guarantee shall have the same meanings as in the Agreement save as varied or otherwise defined in this Guarantee. This is the “Bank Guarantee” as referred to in the Agreement.

When you can call on this Guarantee

You may make a claim under this Guarantee in respect of Claims (as defined in the Agreement) provided always that for the purposes of this Guarantee any such Claim shall include any claim pursuant to Clause 4.6 or Clause 8 of the Agreement. Subject to (a) and (b) of the paragraph below entitled “Time of expiry of this Guarantee”, a claim can be made by you hereunder only when the subject matter of the claim has been finally settled or determined, that is, you either:

a)	produce to us a document appearing on its face to be a judgment of a court of competent jurisdiction (which, for the avoidance of doubt, shall include courts in England or Wales) or a duly appointed arbitrator or expert (as the case may be); or

b)	produce to us a document appearing on its face to be a signed settlement agreement with the Seller;

in respect of the claim, in each case where any sum due to you from the Seller, in respect thereof has not been paid when due.

Time of expiry of this Guarantee

Except as hereinafter provided, the amount covered by this Guarantee shall be reduced by the following amounts at the following times:

(i) on 20 April 2006, by the amount, if any, by which US$4,000,000 exceeds the aggregate of potential Claims notified to us in accordance with paragraph (c) below prior to that date;

(ii) on 20 April 2007, by the amount, if any, by which US$3,750,000 exceeds the aggregate of potential Claims notified to us in accordance with paragraph (c) below prior to that date, but ignoring any such potential Claims taken into account in (i) above save to the extent that in the calculation made in paragraph (i) the aggregate of potential claims notified to us exceeded US$4,000,000;

with the balance finally expiring on 20 October 2011 (the “Expiry Date”).

Except as hereinafter provided, this Guarantee expires in full and automatically if no claim has been received by us on or before the Expiry Date, regardless of such date being a banking day or not.

The Expiry Date may be accelerated by you if you notify us of this in writing, at any time, to expire on such date as you may specify.

Where, before the relevant date on which the amount of this Guarantee is reduced, or the Expiry Date occurs, you have notified us in writing of a potential claim, you may still call on this Guarantee in the following manner, notwithstanding the reduction or occurrence of the Expiry Date, to the extent of that claim and the maximum amount of the Guarantee at the relevant time:

(a)	the period of time for making the claim hereunder shall be extended until 30 days after you have obtained a court judgment or signed settlement agreement in respect of the relevant claim, as referred to above, or 30 days after the date referred to in (b) below, if longer;

(b)	the claim can still only be made where any sum due to you from the Seller under the judgment or settlement has not been paid when due;

(c)	the maximum amount you shall be entitled to claim in respect of any such claim shall be the sum you agree in writing with the Seller (and notified to LGT Bank) when you first raise the claim as representing a bona fide estimate of its amount (as this may subsequently be modified in the same manner) or, if no agreement is reached, such amount as is specified in writing by legal Counsel of no less than 10 years standing and competent to advise on English law, appointed under paragraph 17.1 of Schedule 4 of the Agreement, irrespective of whether the relevant date on which the amount of this Guarantee would otherwise have been reduced or the Expiry Date has passed by the time such amount has been specified by Counsel.

Such extensions in paragraph (a) above may be effected by written notice to us from you.

General

This Guarantee is governed by English law and we hereby accept the non-exclusive jurisdiction of the English courts.

For the purposes of service of process we hereby irrevocably appoint Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as our agent in England and Wales to accept service of process for and on behalf of LGT Bank pursuant to the terms of this Guarantee.

This Guarantee has been executed as a deed on the date first above written.

EXECUTED as a DEED by	)
for and on behalf of	)
LGT Bank (Schweiz) Limited	)
Director

Director/Secretary

EXECUTED and DELIVERED as a DEED	)
by SHISHEIDO ANSTALT	)
acting by:	)
/s/ MARKUS H. WANGER
Director

/s/ BEAT E. FREIBURGNAUS
Director/Secretary

EXECUTED and DELIVERED as a DEED	)
by GETTY IMAGES (UK) LIMITED	)
acting by:	)
/s/ JEFF BEYLE
Director

/s/ SIMON QUIRK
Director/Secretary